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                        CNL HOSPITALITY PROPERTIES, INC.

                      Supplement No. Six, dated June 11, 2001
                       to Prospectus, dated April 4, 2001

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         This Supplement is part of, and should be read in conjunction with, the
Prospectus dated April 4, 2001. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed Properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of May 23, 2001, and all references to commitments or Property acquisitions should be read in that context. Proposed Properties for which the Company receives initial commitments, as well as Property acquisitions that occur after May 23, 2001, will be reported in a subsequent Supplement.


                               RECENT DEVELOPMENTS

         On March 23, 2001, the Company acquired two SpringHill Suites(TM)by Marriott(R)Properties located in Centreville, Virginia (the "Centreville Property") and Charlotte, North Carolina (the "Charlotte Property"). Each Property includes 136 guest suites, an indoor pool and spa, an exercise room, a breakfast area, a business center and a 350 square-foot board room. The Centreville Property, which opened in December 2000, is located 11 miles south of downtown Washington D.C. and the Charlotte Property, which opened in March 2001, is located eight miles southwest of the University of North Carolina at Charlotte.

         In addition, on April 6, 2001, the Company, through subsidiaries, acquired a parcel of land located in Edison, New Jersey, and entered into a development services agreement with a subsidiary of the Advisor to construct a Courtyard(R)by Marriott(R) on the Property (the "Edison Property"). Once constructed, the Edison Property is expected to include 145 guest rooms, two meeting rooms and two conference room suites, an indoor swimming pool and whirlpool, an exercise room and a business center. Construction is expected to be completed in the second quarter of 2002.

         As of May 23, 2001, the Company owned interests in 34 Properties, including four Properties on which hotels are being constructed. In addition, the Company has a commitment to acquire an interest in one additional Property through a joint venture. All of the Properties owned by the Company are, or in the case of the hotels under construction will be, leased on a long-term, triple-net basis and operated as national hotel chains.

         On April 1, and May 1, 2001, the Board of Directors declared distributions of $0.06354 per Share to stockholders of record on April 1, and May 1, 2001, respectively, representing an annualized distribution rate of 7.625%.


                                  THE OFFERINGS

GENERAL

         Upon completion of its Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in gross proceeds, including 7,264 Shares ($72,637) issued pursuant to the Reinvestment Plan. Following the completion of the Initial Offering, the Company commenced the 1999 Offering of up to 27,500,000 Shares. On September 14, 2000, the 1999 Offering closed upon receipt of subscriptions totalling approximately $275,000,000. Following completion of the 1999 Offering on September 14, 2000, the Company commenced this offering of up to 45,000,000 Shares. As of May 23, 2001, the Company had received aggregate subscriptions for 61,326,397 Shares totalling $613,263,974 in gross proceeds, including 211,877 Shares ($2,118,767) issued pursuant to the Reinvestment Plan from its Initial Offering, the 1999 Offering and this offering. As of May 23, 2001, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, marketing support and due diligence expense reimbursement fees and organizational and offering expenses, totalled approximately $543,200,000. The Company has invested, directly or indirectly, approximately $418,200,000 of the net offering proceeds and $185,500,000 in loan proceeds in 34 hotel Properties, including four Properties on which hotels are being constructed. In addition, as of May 23, 2001, the Company had used net offering proceeds to redeem 351,547 Shares of Common Stock for $3,260,377 and to pay approximately $31,400,000 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $90,300,000 available to invest in Properties and Mortgage Loans.


                            ESTIMATED USE OF PROCEEDS

         The following information updates and replaces the "Estimated Use of Proceeds" section beginning on page 23 of the Prospectus. All references to the estimated use of proceeds in other portions of the Prospectus, including the summary, are revised to reflect the percentages (as set forth in the next paragraph) applicable to gross offering proceeds raised after July 1, 2001.

         The table set forth below summarizes certain information relating to the anticipated use of offering proceeds by the Company, assuming that 40,000,000 Shares are sold. The Company estimates that 83% of gross offering proceeds raised after July 1, 2001 computed at $10 per share sold ("Gross Proceeds") will be used to purchase properties (the "Properties") and make mortgage loans ("Mortgage Loans"), and approximately 10% of Gross Proceeds will be used to pay fees and expenses to affiliates of the Company ("Affiliates") for their services and as reimbursement for offering expenses ("Offering Expenses") and acquisition expenses ("Acquisition Expenses") incurred on behalf of the Company. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved.

                                                                                 Maximum Offering (1)
                                                                             -----------------------------
                                                                                 Amount          Percent
                                                                             ---------------     ---------

GROSS PROCEEDS TO THE COMPANY (2).................................             $400,000,000        100.0%
Less:
    Selling Commissions to CNL
       Securities Corp. (2).......................................               30,000,000          7.5%
    Marketing Support and Due Diligence
       Expense Reimbursement Fee to CNL
       Securities Corp. (2).......................................                2,000,000          0.5%
    Offering Expenses (3).........................................               14,000,000          3.5%
                                                                             ---------------     ---------

NET PROCEEDS TO THE COMPANY.......................................              354,000,000         88.5%
Less:
    Acquisition Fees to the Advisor (4)...........................               18,000,000          4.5%
    Acquisition Expenses (5)......................................                2,000,000          0.5%
    Initial Working Capital Reserve...............................           (6)
                                                                             ---------------     ---------

CASH PAYMENT FOR PURCHASE OF PROPERTIES
    AND THE MAKING OF MORTGAGE LOANS BY
    THE COMPANY (7)...............................................             $334,000,000         83.5%
                                                                             ===============     =========

------------------------
FOOTNOTES:

(1)  Excludes  5,000,000  Shares that may be sold  pursuant to the  Reinvestment
     Plan.

(2) Gross Proceeds of the offering are calculated as if all Shares are sold at $10.00 per Share and do not take into account any reduction in selling commissions ("Selling Commissions"). See the section of the Prospectus entitled "The Offering -- Plan of Distribution" for a description of the circumstances under which Selling Commissions may be reduced, including commission discounts available for purchases by registered representatives or principals of the Managing Dealer or Soliciting Dealers, certain directors and officers, and certain investment advisers. Selling Commissions are calculated assuming that reduced commissions are not paid in connection with the purchase of any Shares. The Shares are being offered to the public through CNL Securities Corp., which will receive Selling Commissions of 7.5% on all sales of Shares and will act as Managing Dealer. The Managing Dealer is an Affiliate of the Advisor. Other broker-dealers may be engaged as Soliciting Dealers to sell Shares and be reallowed Selling Commissions of up to 7%, with respect to Shares which they sell. In addition, all or a portion of the marketing support and due diligence expense reimbursement fee may be reallowed to certain Soliciting Dealers for expenses incurred by them in selling the Shares, including reimbursement for bona fide expenses incurred in connection with due diligence activities, with prior written approval from, and in the sole discretion of, the Managing Dealer. See the section of the Prospectus entitled "The Offering -- Plan of Distribution" for a more complete description of this fee.

(3) Offering Expenses include legal, accounting, printing, escrow, filing, registration, qualification, and other expenses of the offering of the Shares, but exclude Selling Commissions and the marketing support and due diligence expense reimbursement fee. The Company estimates that Offering Expenses will equal approximately 3.5% of Gross Proceeds for the offering as a whole. The Offering Expenses paid by the Company, together with the 7.5% Selling Commissions, the 0.5% marketing support and due diligence expense reimbursement fee, and the Soliciting Dealer Servicing Fee incurred by the Company will not exceed 13% of the proceeds raised in connection with this offering.

(4) Acquisition fees ("Acquisition Fees") include all fees and commissions paid by the Company to any person or entity in connection with the selection or acquisition of any Property or the making of any Mortgage Loan, including to Affiliates or nonaffiliates. Acquisition Fees do not include Acquisition Expenses.

(5) Represents Acquisition Expenses that are neither reimbursed to the Company nor included in the purchase price of the Properties, and on which rent is not received, but does not include certain expenses associated with Property acquisitions that are part of the purchase price of the Properties, that are included in the basis of the Properties, and on which rent is received. Acquisition Expenses include any and all expenses incurred by the Company, the Advisor, or any Affiliate of the Advisor in connection with the selection or acquisition of any Property or the making of any Mortgage Loan, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on a property not acquired, accounting fees and expenses, taxes, and title insurance, but exclude Acquisition Fees. The expenses that are attributable to the seller of the Properties and part of the purchase price of the Properties are anticipated to range between 1% and 2% of Gross Proceeds.

(6) Because leases generally will be on a "triple-net" basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established. However, to the extent that the Company has insufficient funds for such purposes, the Advisor may, but is not required to contribute to the Company an aggregate amount of up to 1% of the net offering proceeds ("Net Offering Proceeds") available to the Company for maintenance and repairs. The Advisor also may, but is not required to, establish reserves from offering proceeds, operating funds, and the available proceeds of any sales of Company assets ("Sale").

(7) Offering proceeds designated for investment in Properties or the making of Mortgage Loans temporarily may be invested in short-term, highly liquid investments with appropriate safety of principal. The Company may, at its discretion, use up to $100,000 per calendar quarter of offering proceeds for redemptions of Shares. See the section of the Prospectus entitled "Redemption of Shares."


                             MANAGEMENT COMPENSATION

         The  following   information   updates  and  replaces  the  "Management
Compensation" section beginning on page 24 of the Prospectus.

         The table below summarizes the types, recipients, methods of computation, and estimated amounts of all compensation, fees, reimbursements and distributions to be paid directly or indirectly by the Company to the Advisor and its Affiliates, exclusive of any distributions to which the Advisor or its Affiliates may be entitled by reason of their purchase and ownership of Shares in connection with this offering. The table excludes estimated amounts of compensation relating to any Shares issued pursuant to the Company's Reinvestment Plan. See the section of the Prospectus entitled "The Advisor and the Advisory Agreement." For information concerning compensation and fees paid to the Advisor and its Affiliates since the date of inception of the Company, see "Certain Transactions." For information concerning compensation to the Directors, see the section of the Prospectus entitled "Management."

         A maximum of 40,000,000 Shares ($400,000,000) may be sold. An additional 5,000,000 Shares may be sold to stockholders who receive a copy of this Prospectus and who purchase Shares through the Reinvestment Plan. Prior to the conclusion of this offering, if any of the 5,000,000 Shares remain after meeting anticipated obligations under the Reinvestment Plan, the Company may decide to sell a portion of these Shares in this offering.

         The following arrangements for compensation and fees to the Advisor and its Affiliates were not determined by arm's-length negotiations. See the section of the Prospectus entitled "Conflicts of Interest." There is no item of compensation and no fee that can be paid to the Advisor or its Affiliates under more than one category.


--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
         Type of
       Compensation                                                                                               Estimated
      and Recipient                                   Method of Computation                                    Maximum Amount

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------

                                                         Offering Stage

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Selling Commissions to         Selling Commissions of 7.5% per Share on all Shares sold, subject        $30,000,000 if 40,000,000
Managing Dealer and            to reduction under certain circumstances as described in the             Shares are sold.
Soliciting Dealers             section of the Prospectus entitled "The Offering-- Plan of
                               Distribution."  Soliciting Dealers may be reallowed Selling
                               Commissions of up to 7% with respect to Shares they sell.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Marketing support and due      Expense allowance of 0.5% of Gross Proceeds to the Managing              $2,000,000 if 40,000,000
diligence expense              Dealer, all or a portion of which may be reallowed to Soliciting         Shares are sold.
reimbursement fee to           Dealers with prior written approval from, and in the sole discretion
Managing Dealer and            of, the Managing Dealer. The Managing Dealer will pay all sums
Soliciting Dealers             attributable to bona fide due diligence expenses from this fee, in the
                               Managing Dealer's sole discretion.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Reimbursement to the           Actual expenses incurred, except that the Advisor will pay all such      Actual amount is not
Advisor and its                expenses in excess of 3% of Gross Proceeds with respect to Shares        determinable at this time,
Affiliates for Offering        sold prior to July 1, 2001. The Company expects that Offering            but is estimated to be
Expenses                       Expenses with respect to Shares sold after July 1, 2001, will            $14,000,000 if 40,000,000
                               equal approximately 4% of Gross Proceeds with respect to such            Shares are sold.
                               Shares and that Offering Expenses will equal approximately 3.5% of
                               Gross Proceeds for the offering as a whole.  The Offering Expenses paid by the Company, together with the 7.5% Selling Commissions, the 0.5% marketing support and due diligence expense
                               reimbursement fee and the Soliciting Dealer Servicing Fee incurred by the Company will not exceed 13% of the proceeds raised in connection with this offering.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------

                                                        Acquisition Stage

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Acquisition Fee to the         4.5% of Gross Proceeds, loan proceeds from permanent financing           $18,000,000 if 40,000,000
Advisor                        ("Permanent Financing") and the line of credit that are used to          Shares are sold plus
                               acquire Properties, but excluding loan proceeds used to finance          $9,000,000 if Permanent
                               secured equipment leases (collectively, "Total Proceeds") payable        Financing equals
                               to the Advisor as Acquisition Fees. However, no Acquisition Fees will    $200,000,000.
                               be paid on loan proceeds from the line of credit until such time as all
                               Net Offering Proceeds have been invested by the Company.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Other Acquisition Fees to      Any fees paid to Affiliates of the Advisor in connection with the        Amount is not determinable
Affiliates of the Advisor      financing, development, construction or renovation of a Property.        at this time.
                               Such fees are in addition to 4.5% of Total Proceeds payable to the
                               Advisor as Acquisition Fees, and payment of such fees will be subject to approval by the Board of Directors, including a majority of the Directors who are independent of the Advisor (the
                               "Independent Directors"), not otherwise interested in the transaction.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------





--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
         Type of
       Compensation                                                                                               Estimated
      and Recipient                                   Method of Computation                                     Maximum Amount

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Reimbursement of               Reimbursement to the Advisor and its Affiliates for expenses             Acquisition Expenses, which
Acquisition Expenses to        actually incurred.                                                       are based on a number of
the Advisor and its                                                                                     factors, including the
Affiliates                     The total of all Acquisition Fees and any Acquisition Expenses           purchase price of the
                               payable to the Advisor and its Affiliates shall be reasonable and        Properties, are not
                               shall not exceed an amount equal to 6% of the Real Estate Asset          determinable at this time.
                               Value of a Property, or in the case of a Mortgage Loan, 6% of the funds advanced, unless a majority of the Board of Directors, including a majority of the Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is
                               commercially competitive, fair and reasonable to the Company.
                               Acquisition Fees shall be reduced to the extent that, and if necessary to limit, the total compensation paid to all persons involved in the acquisition of any Property to the amount
                               customarily charged in arm's-length transactions by other persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of Properties, and to the extent that other acquisition fees, finder's fees, real estate commissions, or other similar fees or commissions are paid by any person in connection with the
                               transaction.  "Real Estate Asset Value" means the amount actually paid or allocated to the purchase, development, construction or improvement of a Property, exclusive of Acquisition Fees and
                               Acquisition Expenses.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------

                                                        Operational Stage

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Asset Management Fee to        A monthly Asset Management Fee in an amount equal to one-twelfth of      Amount is not determinable
the Advisor                    0.60% of the Company's Real Estate Asset Value and the outstanding       at this time. The amount of
                               principal amount of any Mortgage Loans, as of the end of the             the Asset Management Fee
                               preceding month.  Specifically, Real Estate Asset Value equals the       will depend upon, among
                               amount invested in the Properties wholly owned by the Company,           other things, the cost of
                               determined on the basis of cost, plus, in the case of Properties         the Properties and the
                               owned by any joint venture or partnership in which the Company is a      amount invested in Mortgage
                               co-venturer or partner ("Joint Venture"), the portion of the cost        Loans.
                               of such Properties paid by the Company, exclusive of Acquisition
                               Fees and Acquisition Expenses.  The  Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor.  All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------





--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
         Type of
       Compensation                                                                                               Estimated
      and Recipient                                   Method of Computation                                     Maximum Amount

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Reimbursement to the           Operating Expenses (which, in general, are those expenses relating       Amount is not determinable
Advisor and Affiliates         to administration of the Company on an ongoing basis) will be            at this time.
for operating expenses         reimbursed by the Company.  To the extent that Operating Expenses payable or reimbursable by the Company, in any  four consecutive fiscal quarters (the "Expense Year"), exceed the greater of 2% of
                               Average Invested Assets or 25% of Net Income (the "2%/25%
                               Guidelines"), the Advisor shall reimburse the Company within 60 days after the end of the Expense Year the amount by which the total
                               Operating Expenses paid or incurred by the Company exceed the
                               2%/25% Guidelines. "Average Invested Assets" means, for a
                               specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period. "Net Income" means for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts, or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable
                               Operating Expenses shall exclude the gain from the sale of the
                               Company's assets.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Soliciting Dealer              An annual fee of 0.20% of the aggregate investment of stockholders       Amount is not determinable
Servicing Fee to               who purchase Shares in this offering, generally payable to the           at this time. Until such
Managing Dealer                Managing Dealer, on December 31 of each year, commencing on              time as assets are sold,
                               December 31 of the year following the year in which the offering         the estimated amounts
                               terminates.  The Managing Dealer, in its sole discretion, in turn        payable to the Managing
                               may reallow all or a portion of such fee to Soliciting Dealers           Dealer for each of the
                               whose clients hold Shares from this offering on such date.  In           years following the year of
                               general, the aggregate investment of stockholders who purchase           termination of the offering
                               Shares in this offering is the amount of cash paid by such               are expected to be $800,000
                               stockholders to the Company for their Shares, reduced by certain         if 40,000,000 Shares are
                               prior Distributions to such stockholders from the Sale of assets.        sold.  The estimated
                               The Soliciting Dealer Servicing Fee will terminate as of the             maximum total amount
                               beginning of any year in which the Company is liquidated or in           payable to the Managing
                               which Listing occurs, provided, however, that any previously             Dealer through December 31,
                               accrued but unpaid portion of the Soliciting Dealer Servicing Fee        2007 is $4,000,000 if
                               may be paid in such year or any subsequent year.                         40,000,000 Shares are sold.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------





--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
         Type of
       Compensation                                                                                               Estimated
      and Recipient                                   Method of Computation                                     Maximum Amount

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Deferred, subordinated         A deferred, subordinated real estate disposition fee, payable upon the   Amount is not determinable
real estate disposition        Sale of one or more Properties, in an amount equal to the lesser of (i)  at this time. The amount of
fee payable to the             one-half of a Competitive Real Estate Commission, or (ii) 3% of the      this fee, if it becomes
Advisor from a Sale or         sales price of such Property or Properties. Payment of such fee shall    payable, will depend upon
Sales of a Property not        be made only if the Advisor provides a substantial amount of             the price at which
in liquidation of the          services in connection with the Sale of a Property or Properties and     Properties are sold.
Company                        shall be subordinated to receipt by the
                               stockholders of Distributions equal to the sum of
                               (i) their aggregate Stockholders' 8% Return (as
                               defined below) and (ii) their aggregate invested
                               capital ("Invested Capital"). In general,
                               Invested Capital is the amount of cash paid by
                               the stockholders to the Company for their Shares,
                               reduced by certain prior Distributions to the
                               stockholders from the Sale of assets. If, at the
                               time of a Sale, payment of the disposition fee is
                               deferred because the subordination conditions
                               have not been satisfied, then the disposition fee
                               shall be paid at such later time as the
                               subordination conditions are satisfied. Upon
                               Listing, if the Advisor has accrued but not been
                               paid such real estate disposition fee, then for
                               purposes of determining whether the subordination
                               conditions have been satisfied, stockholders will
                               be deemed to have received a Distribution in the
                               amount equal to the product of the total number
                               of Shares of Common Stock outstanding and the
                               average closing price of the Shares over a
                               period, beginning 180 days after Listing, of 30
                               days during which the Shares are traded.
                               "Stockholders' 8% Return," as of each date, means
                               an aggregate amount equal to an 8% cumulative,
                               noncompounded, annual return on Invested Capital.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Subordinated incentive         At such time, if any, as Listing occurs, the Advisor shall be paid       Amount is not determinable
fee payable to the             the subordinated incentive fee ("Subordinated Incentive Fee") in an      at this time.
Advisor at such time, if       amount equal to 10% of the amount by which (i) the market value of
any, as Listing occurs         the Company (as defined below) plus the total Distributions made to stockholders from the Company's inception until
                               the date of Listing exceeds (ii) the sum of (A)
                               100% of Invested Capital and (B) the total
                               Distributions required to be made to the
                               stockholders in order to pay the Stockholders' 8%
                               Return from inception through the date the market
                               value is determined. For purposes of calculating
                               the Subordinated Incentive Fee, the market value
                               of the Company shall be the average closing price
                               or average of bid and asked price, as the case
                               may be, over a period of 30 days during which the
                               Shares are traded with such period beginning 180
                               days after Listing. The Subordinated Incentive
                               Fee will be reduced by the amount of any prior
                               payment to the Advisor of a deferred,
                               subordinated share of Net Sales Proceeds from
                               Sales of assets of the Company.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Deferred, subordinated         A deferred, subordinated share equal to 10% of Net Sales Proceeds        Amount is not determinable
share of Net Sales             from Sales of assets of the Company payable after receipt by the         at this time.
Proceeds from Sales of         stockholders of Distributions equal to the sum of (i) the
assets of the Company not      Stockholders' 8% Return and (ii) 100% of Invested Capital.
in liquidation of the          Following Listing, no share of Net Sales Proceeds will be paid to
Company payable to the         the Advisor.
Advisor

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------





--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
         Type of
       Compensation                                                                                               Estimated
      and Recipient                                   Method of Computation                                     Maximum Amount

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Performance Fee payable        Upon termination of the Advisory Agreement, if Listing has not           Amount is not determinable
to the Advisor                 occurred and the Advisor has met applicable performance standards,       at this time.
                               the Advisor shall be paid the Performance Fee in
                               the amount equal to 10% of the amount by which
                               (i) the appraised value of the Company's assets
                               on the date of termination of the Advisory
                               Agreement (the "Termination Date"), less any
                               indebtedness secured by such assets, plus total
                               Distributions paid to stockholders from the
                               Company's inception through the Termination Date,
                               exceeds (ii) the sum of 100% of Invested Capital
                               plus an amount equal to the Stockholders' 8%
                               Return from inception through the Termination
                               Date. The Performance Fee, to the extent payable
                               at the time of Listing, will not be payable in
                               the event the Subordinated Incentive Fee is paid.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Secured Equipment Lease        A fee paid to the Advisor out of the proceeds of the one or more         Amount is not determinable
Servicing Fee to the           revolving lines of credit (collectively, the "Line of Credit") or        at this time.
Advisor                        Permanent Financing for negotiating furniture, fixtures and equip-ment ("Equipment") loans or direct
                               financing leases (the "Secured Equipment Leases")
                               and supervising the Secured Equipment Lease
                               program equal to 2% of the purchase price of the
                               Equipment subject to each Secured Equipment Lease
                               and paid upon entering into such lease.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Reimbursement to the           Repayment by the Company of actual expenses incurred.                    Amount is not determinable
Advisor and Affiliates                                                                                  at this time.
for Secured Equip-ment
Lease servicing expenses

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------

                                                        Liquidation Stage

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Deferred, subordinated         A deferred, subordinated real estate disposition fee, payable upon       Amount is not determinable
real estate disposition        Sale of one or more Properties, in an amount equal to the lesser of      at this time. The amount of
fee payable to the             (i) one-half of a Competitive Real Estate Commission, or (ii) 3% of      this fee, if it becomes
Advisor from a Sale or         the sales price of such Property or Properties. Payment of such          payable, will depend upon
Sales in liquidation of        fee shall be made only if the Advisor provides a substantial amount      the price at which
the Company                    of services in connection with the Sale of a Property or Properties      Properties are sold.
                               and shall be subordinated to receipt by the
                               stockholders of Distributions equal to the sum of
                               (i) their aggregate Stockholders' 8% Return and
                               (ii) their aggregate Invested Capital. If, at the
                               time of a Sale, pay-ment of the disposition fee
                               is deferred because the subordination conditions
                               have not been satisfied, then the disposition fee
                               shall be paid at such later time as the
                               subordination conditions are satisfied.

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------
Deferred, subordinated         A deferred, subordinated share equal to 10% of Net Sales Proceeds        Amount is not determinable
share of Net Sales             from Sales of assets of the Company payable after receipt by the         at this time.
Proceeds from Sales of         stockholders of Distributions equal to the sum of (i) the
assets of the Company in       Stockholders' 8% Return and (ii) 100% of Invested Capital.
liquidation of the             Following Listing, no share of Net Sales Proceeds will be paid to
Company payable to the         the Advisor.
Advisor

--------------------------- -- --------------------------------------------------------------------- -- ---------------------------


                                    BUSINESS

PROPERTY ACQUISITIONS

         The following information should be read in conjunction with the "Business - Property Acquisitions" section beginning on page 43 of the Prospectus.

         Between February 23, 2001 and May 23, 2001, the Company acquired two Properties, each consisting of land and building. In connection with the purchase of these two Properties, the Company, as lessor, entered into long-term lease agreements with unaffiliated lessees. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business -- Description of Property Leases."

         In addition, the Company, through subsidiaries, acquired a parcel of land located in Edison, New Jersey, and entered into a development services agreement with an Affiliate of the Advisor to construct a hotel Property. The general terms of this agreement are described in the section of the Prospectus entitled "Business -- Site Selection and Acquisition of Properties -- Construction and Renovation." The Company anticipates entering into a lease relating to this Property on substantially the same terms described in "Business -- Description of Property Leases."

         The following table sets forth the location of the three Properties acquired by the Company from February 23, 2001 through May 23, 2001, a description of the competition, and a summary of the principal terms of the acquisition and lease of each Property.

                                                                          PROPERTY ACQUISITIONS
                                                               From February 23, 2001 through May 23, 2001

                                                  Purchase       Date      Lease Expiration and       Minimum
      Property Location and Competition           Price (1)    Acquired       Renewal Options       Annual Rent(2) Percentage Rent
----------------------------------------------  ----------- -------------- ----------------------  --------------- ----------------

SpringHill Suites by Marriott (3) (4) (5)       $11,414,000   03/23/01      12/2015; two ten-year    $1,141,400    for each lease
(the "Centreville Property")                                                renewal options                        year after the
Existing hotel                                                                                                     second lease
                                                                                                                   year, 7% of
The Centreville Property, which opened in                                                                          room revenues in
December 2000, is located in Centreville,                                                                          excess of room
Virginia, 11 miles south of downtown                                                                               revenues for the
Washington, D.C.  Other lodging facilities                                                                         second lease year
located in proximity to the Centreville
Property include a Courtyard by Marriott, a
Hilton Inn, a Hampton Inn, a Summerfield
Suites, a Hyatt and two Residence Inn by
Marriott hotels.

SpringHill Suites by Marriott (3) (4) (5)       $11,773,000   03/23/01      12/2015; two ten-year    $1,177,300   for each lease
(the "Charlotte Property")                                                  renewal options                       year after the
Existing hotel                                                                                                    second lease
                                                                                                                  year, 7% of
The Charlotte Property, which opened in                                                                           room revenues in
March 2001, is located in Charlotte, North                                                                        excess of room
Carolina, eight miles southwest of the                                                                            revenues for the
University of North Carolina at Charlotte.                                                                        second lease year
Other lodging facilities located in
proximity to the Charlotte Property
include a Courtyard by Marriott, a
Residence Inn by Marriott, a Homewood
Suites, a Holiday Inn and a Hilton. In
addition, a TownePlace Suites by Marriott is
currently under construction in this area.


                                                  Purchase  Date Acquired     Lease Expiration and      Minimum
     Property Location and Competition            Price (1)                     Renewal Options     Annual Rent (2) Percentage Rent
---------------------------------------------   ----------- --------------  ---------------------- ---------------- ---------------

Courtyard by Marriott (3) (6) (7)               $1,800,000    04/06/01      08/2017; three         10.25% of Total       (10)
(the "Edison Property")                         (excluding                  five-year renewal      Cost (9);
Hotel to be constructed                         development                 options                increases to
                                                costs) (8)                                         10.50% in lease
The Edison Property is located in Edison,                                                          year two and
New Jersey.  Other lodging                                                                         10.75% in lease
facilities located in proximity to the                                                             year three and
Edison Property include a Clarion, a Hilton                                                        thereafter
and two Sheraton hotels.  In addition,
there are currently three hotels under
construction in this area.




_______________________________

FOOTNOTES:

(1) The estimated federal income tax basis of the depreciable portion (the building and equipment portion) of each of the Properties acquired, and for the construction Property, once the building is constructed, is set forth below:

                                                    Estimated
              Property                         Federal Tax Basis
          -----------------               --------------------------

         Centreville Property                          $10,020,000
         Charlotte Property                             10,263,000
         Edison Property                                14,450,000

(2) Minimum annual rent for each of the Properties became payable on the effective date of the lease, except as indicated below. For the Edison Property, minimum annual rent will become due and payable on the date the hotel opens to the public.

(3) A security deposit relating to this Property has been retained by the Company as security for the tenant's obligations under the lease. In addition, the tenant has established an FF&E Reserve which will be used for the replacement and renewal of furniture, fixtures and equipment, and routine capital items relating to the Property.

(4) The lessee of the Centreville and Charlotte Properties is the same unaffiliated lessee. Each property includes 136 guest suites, an indoor pool and spa, an exercise room, a breakfast area, a business center and a 350 square-foot board room.

(5) Marriott International, Inc. has entered into an agreement with the tenant in which Marriott International, Inc. has agreed to advance and loan to the tenant any amounts needed to pay minimum rent under the lease. The agreement terminates on the earlier of the end of the fourth lease year or at such time as the net operating income from the Properties exceeds minimum rent due under the leases by 25% for any trailing 12-month period. The maximum amount of the liquidity facility is $10,017,000 and the agreement covers minimum rent payments for the Centreville and Charlotte Properties, in addition to the Alpharetta, Overland Park, Cottonwood, Raleigh, Mt. Laurel, Scarborough and Tewksbury Properties described in the section of the Prospectus entitled "Business -- Property Acquisitions." Net operating income from all nine Properties will be pooled in determining whether the Properties' aggregate net operating income exceeds the aggregate minimum rent due under the leases by 25%. The tenant has assigned its rights to receive advances under the liquidity facility agreement to the Company. In addition, the leases for the nine Properties contain cross-default terms, meaning that if the tenant to any of these Properties defaults on its obligations under its lease, the Company will have the ability to pursue its remedies under the leases with respect to all nine Properties, regardless of whether the tenant of any such Property is under default under its lease.

(6) The Company entered into a commitment for a construction loan facility with a bank to be used by the Company to fund the land acquisition and the development of the Edison Property. The commitment provides that the Company will be able to receive advances of up to $17,000,000 until September 15, 2003. Interest expense on each advance is expected to be payable monthly, with all unpaid interest and principal due no later than 30 months from the date of the advance. Advances under the construction loan facility are expected to bear interest at a rate per annum equal to 300 basis points above 90-day LIBOR. The loan will be secured by a mortgage on the Property and a $6,000,000 certificate of deposit. As of May 23, 2001, the Company had not closed on the construction loan facility.

(7) Once constructed, the Edison Property is expected to include 145 guest rooms, two meeting rooms and two conference room suites, an indoor swimming pool and whirlpool, an exercise room and a business center.

(8) The development services agreement for the Property provides that construction must be completed no later than the date set forth below. A wholly owned subsidiary of the Advisor will receive a Development Fee equal to 5% of the estimated maximum cost of developing the Property for serving as developer of the Property. The maximum cost to the Company (including the purchase price of the land, development costs, and closing and acquisition costs) is not expected to, but may, exceed the amount set forth below:

         Property                    Estimated Maximum Cost          Estimated Final Completion Date
         --------                    ----------------------          -------------------------------

         Edison Property                  $17,000,000                          June 2002

(9) The "Total Cost" is equal to the sum of (i) the purchase price of the Property, (ii) closing costs and (iii) actual development costs incurred under the development services agreement.

(10) For each fiscal year, 10% of revenues in excess of the greater of $5,000,000 or gross revenues for the Property for the first year.

PENDING INVESTMENTS

         The following information updates and replaces the "Business - Pending Investments" section beginning on page 65 of the Prospectus.

         On May 15, 2001, the Company entered into an agreement in principle to invest in a Property in Waikiki, Hawaii (the "Waikiki Beach Property") through a joint venture. The Waikiki Beach Property is expected to be owned by WB Resort Partners, L.P., a joint venture ("Waikiki Joint Venture") between the Company, Marriott International, Inc. or an affiliate thereof, and a partnership in which an Affiliate of the Advisor will be the general partner. The Company is anticipated to own a 49% equity interest in the Waikiki Joint Venture, and an equivalent interest in the Waikiki Joint Venture's profits and losses. The overall cost of the Property (including acquisition of land and renovation) is estimated to be approximately $215,000,000. The Company expects that the Waikiki Joint Venture will obtain permanent financing from a third party lender for approximately 61% of this amount, with such financing to be secured by a mortgage on the Waikiki Beach Property. In connection with the renovation of the Waikiki Beach Property, the Company anticipates that the Waikiki Joint Venture will pay Development Fees to a wholly owned subsidiary of the Advisor that will act, along with an affiliate of Marriott International, Inc., as co-developer of the Property. The Property will be leased to a subsidiary of the Waikiki Joint Venture (which will also be an indirect subsidiary of the Company and will make an election to be treated as a taxable REIT subsidiary under the Code) and will be managed by Marriott International, Inc.

         The Waikiki Beach Property is located in the Waikiki district of Honolulu, on the island of Oahu, Hawaii. The Property is operated as a Marriott Resort and includes approximately 1,300 guest rooms, multiple restaurants and lounges, a fitness center, on-site retail shopping and two swimming pools with an expansive sun deck overlooking the Pacific Ocean. Renovation of the Waikiki Beach Property is currently anticipated to be completed in April 2002.


                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for the Company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in Appendix B of this supplement and the Prospectus. This table updates and replaces the "Selected Financial Data" section beginning on page 81 of the Prospectus.


                                    Quarter Ended
                             ----------------------------
                               March 31,      March 31,                            Year Ended December 31,
                                 2001           2000        --------------------------------------------------------------------
                             (Unaudited)    (Unaudited)         2000           1999           1998        1997 (1)    1996(1)(2)
                             -------------  -------------   -------------  -------------  -------------  -----------  ----------

Revenues                      $16,713,199     $5,581,157     $36,099,219    $10,677,505     $1,955,461     $ 46,071        $ --
Net earnings                    5,529,222      3,945,084      20,670,462      7,515,988        958,939       22,852          --
Net cash flow provided by
  operating activities         13,310,566      5,827,348      43,650,561     12,890,161      2,776,965       22,469          --
Net cash flow used in
investing                     (55,291,903 )   (3,083,457 )  (334,236,686 ) (130,231,475 )  (34,510,982 )   (463,470 )        --
  activities
Net cash flow provided by
  financing activities         58,726,825     37,426,825     238,811,538    206,084,832     36,093,102    9,308,755          --
Cash distributions declared     9,772,721      5,522,124      28,082,275     10,765,881      1,168,145       29,776          --
(3)
Earnings per Share:
  Basic                              0.11           0.13            0.53           0.47           0.40         0.03          --
  Diluted                            0.11           0.12            0.53           0.45           0.40         0.03          --
Funds from operations (4)      10,461,510      5,456,910      30,316,348     10,478,103      1,343,105       22,852          --
Cash distributions declared
  per Share                          0.19           0.18            0.74           0.72           0.47         0.05          --
Weighted average number of
  Shares outstanding (5):
     Basic                     52,219,376     31,200,726      38,698,066     15,890,212      2,402,344      686,063          --
     Diluted                   56,013,923     38,622,874      45,855,742     21,437,859      2,402,344      686,063          --




                               March 31,      March 31,                                    December 31,
                                 2001           2000        --------------------------------------------------------------------
                              (Unaudited)    (Unaudited)         2000           1999           1998        1997 (1)    1996(1)(2)
                             -------------  -------------   -------------  -------------  -------------  -----------  ----------

Total assets                 $723,075,061   $309,122,011    $653,962,058   $266,968,274    $48,856,690   $9,443,476    $598,190
Mortgages payable             169,946,655             --     170,055,326             --             --           --          --
Other notes payable            23,160,433     10,000,000      19,581,950             --             --           --          --
Total stockholders' equity    481,096,112    292,031,594     419,288,998    253,054,839     37,116,491    9,233,917     200,000

(1) No operations commenced until the Company received minimum offering proceeds and funds were released from escrow on October 15, 1997.

(2) Selected financial data for 1996 represents the period June 12, 1996 (date of inception) through December 31, 1996.

(3) Cash distributions are declared by the Board of Directors and generally are based on various factors, including cash available from operations. Approximately 43%, 29%, 26%, 30%, 18% and 23% of cash distributions for the quarters ended March 31, 2001 and 2000, and the years ended
         December 31, 2000, 1999, 1998 and 1997, respectively, represent a return of capital in accordance with generally accepted accounting principles ("GAAP"). Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net earnings on a GAAP basis, including deductions for depreciation expense. The Company has not treated such amounts as a return of capital for purposes of calculating Invested Capital and the Stockholders' 8% Return.

(4) Funds from operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in October 1999 and as used herein, means net earnings determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. (Net earnings determined in accordance with GAAP include the noncash effect of straight-lining rent increases throughout the lease terms. This straight-lining is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. During the quarters ended March 31, 2001 and 2000 and the years ended December 31, 2000, 1999 and 1998, net earnings included $35,247, $1,123, $117,282, $35,239 and $44,160, respectively, of these amounts. No such amounts were earned during 1997.) FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net earnings), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net earnings determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. Accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with the Company's net earnings and cash flows as reported in the accompanying consolidated financial statements and notes thereto. See Appendix B -- Financial Information.

(5) The weighted average number of Shares outstanding is based upon the period the Company was operational.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section beginning on page 82 of the Prospectus.

         The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as "believe," "expect" and "may." Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in local and national real estate conditions, availability of capital from borrowings under the Company's Line of Credit, continued availability of proceeds from the Company's offering, the ability of the Company to obtain additional Permanent Financing on satisfactory terms, the ability of the Company to continue to identify suitable investments, the ability of the Company to continue to locate suitable tenants or managers for its Properties and borrowers for its Mortgage Loans and Secured Equipment Leases, and the ability of such tenants and borrowers to make payments under their respective leases, Mortgage Loans or Secured Equipment Leases. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

                                  Introduction

The Company

         The Company is a Maryland corporation that was organized on June 12, 1996. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are wholly owned subsidiaries of CNL Hospitality Properties, Inc., each of which was organized in Delaware in June 1998. CNL Hospitality Partners, LP is a Delaware limited partnership formed in June 1998. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are the general and limited partner, respectively, of Hospitality Partners. Properties acquired are generally expected to be held by Hospitality Partners and, as a result, are owned by CNL Hospitality Properties, Inc. through Hospitality Partners. Various other subsidiaries have been formed for the purpose of acquiring or developing hotel Properties. In this section, the terms "Company" or "Registrant" include, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp., CNL Hospitality LP Corp., CNL Hotel Investors, Inc., CNL DRR Investor LP, CNL Philadelphia Annex, LLC, CNL LLB LP Holding, Ltd., and each of their subsidiaries. The Company operates for federal income tax purposes as a REIT.

         The Company may also provide Mortgage Loans and Secured Equipment Leases to operators of Hotel Chains. Secured Equipment Leases will be funded from the proceeds of financing to be obtained by the Company. The aggregate outstanding principal amount of Secured Equipment Leases will not exceed 10% of Gross Proceeds from the Company's offerings of Shares of Common Stock.

                              Results of Operations

Comparison of quarter ended March 31, 2001 to quarter ended March 31, 2000

         As of March 31, 2001, the Company directly owned 32 Properties, consisting of land, buildings and equipment, including two Properties on which hotel Properties are being constructed, and one Property through a joint venture on which a resort is being constructed. The Company has entered into long-term, triple-net lease agreements relating to these Properties. The Property leases provide for minimum base annual rental payments ranging from approximately $716,000 to $6,500,000, which are payable in monthly installments. In addition, certain of the leases also provide that, commencing in the second lease year, the annual base rent required under the terms of the leases will increase. In addition to annual base rent, the tenants generally pay contingent rent computed as a percentage of gross sales of the Properties. No such contingent rent has been earned as of March 31, 2001. The Company's leases also require the establishment of separate bank accounts for the replacement of furniture, fixtures, and equipment and routine capital items ("FF&E Accounts"). Deposits into the FF&E Accounts established for the Properties are owned by the Company and have been reported as additional rent ("FF&E Reserve Revenue") for the quarters ended March 31, 2001 and 2000. The funds in the FF&E Accounts are maintained in restricted cash accounts, funded by the tenants, that the tenants are expected to use for purposes specified in the leases, which include replacements, renewals and additions to furniture, fixtures and equipment of the Properties and routine capital expenditures relating to the Properties. The cash in the FF&E Account, any interest earned thereon, and any property purchased therewith remain, during and after the terms of the leases, the property of the Company.

         During the quarters ended March 31, 2001 and 2000, the Company earned rental income from operating leases and FF&E Reserve Revenue of $15,838,806 and $2,885,131, respectively. The increase in rental income and FF&E Reserve Revenue is due to the Company owning 32 Properties during the quarter ended March 31, 2001, as compared to 11 Properties during the quarter ended March 31, 2000 and due to the consolidation of Hotel Investors as of October 1, 2000. Because additional Property acquisitions are expected to occur, revenues for the quarter ended March 31, 2001, represent only a portion of revenues which the Company is expected to earn in future periods.

         During the quarters ended March 31, 2001 and 2000, the Company earned $874,393 and $1,769,209, respectively, in interest income from investments in money market accounts and other short-term highly liquid investments and other income. The decrease in interest income was primarily attributable to a decrease in the dollar amount invested in short-term, liquid investments and the period of time the funds were invested as compared to 2000. As Net Offering Proceeds from this offering are invested in Properties and used to make Mortgage Loans, the percentage of the Company's total revenues from interest income from investments in money market accounts or other short-term, highly liquid investments is expected to remain constant or decrease.

         In connection with the Company's investment in Hotel Investors, the Company recorded $926,817 in dividend income and $119,803 in equity in loss after deduction of preferred stock dividends, resulting in net earnings of $807,014 for the quarter ended March 31, 2000. In December 2000, the Company purchased a majority ownership interest in Hotel Investors, which resulted in the consolidation of Hotel Investors. As such, no dividend income was recognized for the quarter ending March 31, 2001. The equity in income of unconsolidated subsidiaries for the quarter ended March 31, 2001 related to the Company's investment in the Desert Ridge Joint Venture.

         Operating expenses, excluding depreciation and amortization expense and interest expense, were $2,205,508 and $466,829 for the quarters ended March 31, 2001 and 2000, respectively (13% and 8%, respectively, of total revenues). The increase in operating expenses during the quarter ended March 31, 2001, as compared to 2000, was a result of the Company owning 11 Properties during 2000 compared to 32 Properties in 2001 and the consolidation of Hotel Investors as of October 1, 2000. Additionally, interest expense increased from $8,110 for the quarter ended March 31, 2000 to $3,599,652 for the quarter ended March 31, 2001. The increase in interest expense was a result of indebtedness increasing from $10,000,000 at March 31, 2000 to approximately $193,000,000 at March 31, 2001.
The dollar amount of operating expenses is expected to increase as the Company acquires additional Properties and invests in Mortgage Loans. However, general operating and administrative expenses as a percentage of total revenues is expected to decrease as the Company acquires additional Properties and invests in Mortgage Loans.

         Pursuant to the Advisory Agreement, the Advisor is required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters, the greater of 2% of Average Invested Assets or 25% of Net Income. For the quarters ended March 31, 2001 and 2000, the Company's Operating Expenses did not exceed the Expense Cap.

         During the quarter ended March 31, 2001, Crestline Capital Corporation, City Center Annex Tenant Corporation, and WI Leasing, LLC each contributed more than ten percent of the Company's total rental income. In addition, a significant portion of the Company's rental income was earned from Properties operating as Marriott brand chains during the quarter ended March 31, 2001. Although the Company intends to acquire additional Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of these lessees or the Marriott chains could significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to initial and continuing due diligence performed by the Company. It is expected that the percentage of total rental income contributed by these lessees will decrease as additional Properties are acquired and leased during 2001 and subsequent years.

         Management considers FFO, as defined by the National Association of Real Estate Investment Trusts, to be an indicative measure of operating performance due to the significant effect of depreciation on real estate assets on net earnings. This information is presented to help stockholders to better understand the Company's financial performance and to compare the Company to other REITs. However, FFO as presented may not be comparable to amounts calculated by other companies. This information should not be considered an alternative to net earnings, cash flow generated from operations, or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States. The following is a reconciliation of net earnings to FFO:


                                                                        Quarter Ended
                                                                          March 31,
                                                                2001                     2000
                                                          ------------------       ------------------

    Net earnings                                                 $5,529,222               $3,945,084
        Adjustments:
           Effect of unconsolidated subsidiary                       11,450                  595,185
           Amortization                                              64,060                   43,422
           Depreciation of real estate assets                     4,856,778                  873,219
                                                          ------------------       ------------------

    FFO                                                         $10,461,510               $5,456,910
                                                          ==================       ==================

    Weighted average shares:
           Basic                                                 52,219,376               31,200,726
                                                          ==================       ==================
           Diluted                                               56,013,923               38,622,874
                                                          ==================       ==================


                         Liquidity and Capital Resources

Common Stock Offerings

         The Company was formed in June 1996, at which time it received initial capital contributions from the Advisor of $200,000 for 20,000 Shares of Common Stock. On July 9, 1997, the Company commenced its Initial Offering of Shares of Common Stock. Upon completion of the Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in Gross Proceeds, including $72,637 (7,264 Shares) through the Company's Reinvestment Plan. Following the completion of its Initial Offering, the Company commenced the 1999 Offering of up to 27,500,000 Shares of Common Stock ($275,000,000). Upon completion of the 1999 Offering on September 14, 2000, the Company had received subscriptions for approximately 27,500,000 Shares totalling approximately $275,000,000 in Gross Proceeds, including $965,194 (96,520 Shares) through the Company's Reinvestment Plan. Following the completion of the 1999 Offering, the Company commenced this offering of up to 45,000,000 Shares of Common Stock ($450,000,000). Of the 45,000,000 Shares
offered, up to 5,000,000 are available to stockholders purchasing Shares through the Reinvestment Plan. As of March 31, 2001, the Company had received subscriptions for 14,337,267 Shares totalling $143,372,665 in Gross Proceeds from this offering, including $1,080,936 (108,094 Shares) through the Company's Reinvestment Plan.

         As of March 31, 2001, net proceeds to the Company from its offerings of Shares, loan proceeds and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Offering Expenses totalled approximately $697,149,000. As of March 31, 2001, the Company had used approximately $391,229,000 of Net Offering Proceeds and $185,705,000 of loan proceeds to invest in 32 hotel Properties, including two on which hotel Properties are being constructed. In addition, the Company had used approximately $8,800,000 to invest in a joint venture which owns a resort currently under construction, approximately $26,318,000 to acquire an additional 22% ownership in Hotel Investors, approximately $3,260,000 to redeem 351,547 Shares of Common Stock and approximately $30,887,000 to pay Acquisition Fees and certain Acquisition Expenses, leaving approximately $50,950,000 available for investment in Properties and Mortgage Loans.

         During the period April 1, 2001 through May 23, 2001, the Company received additional Net Offering Proceeds from this offering of approximately $44,800,000 and as of May 23, 2001, had approximately $90,300,000 available for investment in Properties and Mortgage Loans. The Company expects to use the uninvested net proceeds plus any additional net proceeds from the sale of Shares in this offering to purchase additional Properties and, to a lesser extent, invest in Mortgage Loans. In addition, the Company intends to borrow money to acquire Assets and to pay certain related fees. The Company intends to encumber Assets in connection with such borrowings. The Company currently has a $30,000,000 line of credit available, as described below. Borrowings on the line of credit may be repaid with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing. Advances on the line of credit are subject to absolute discretion of the lender. The maximum amount the Company may borrow, absent a satisfactory showing that a higher level of borrowing is appropriate as approved by a majority of the Independent Directors, is 300% of the Company's Net Assets.

Redemptions

         In October 1998, the Board of Directors elected to implement the Company's redemption plan. Under the redemption plan, the Company elected to redeem Shares, subject to certain conditions and limitations. During the quarters ended March 31, 2001 and 2000, 69,386 and 14,605 Shares, respectively, were redeemed at $638,351 and $134,363, respectively. These Shares were retired from Shares outstanding of Common Stock. Shares were redeemed for $9.20 per Share at the discretion of the Company.

Borrowings/Market Risk

         The Company is exposed to risks associated with market changes in interest rates. The Company's policy is to manage interest rates through the use of a combination of fixed and variable rate debt. The Company's strategy to manage exposure to changes in interest rates has remained unchanged since December 31, 2000. Other than as described below, the Company does not foresee any significant changes in its exposure to fluctuations in interest rates or in how it manages this exposure in the near future. At March 31, 2001, the Company's fixed and variable rate debt instruments were as follows:

  Principal and Accrued                                Fixed Rate                                   Interest
     Interest Balance              Maturity             Per Year          Variable Rate           Payments Due
--------------------------- -- ------------------ -- --------------- - --------------------- -- ------------------

       $50,000,000               December 2007          8.335%                  -                    Monthly
         87,215,000                July 2009             7.67%*                 -                    Monthly
         32,732,000              December 2007           8.29%                  -                    Monthly
          9,685,000             September 2017          12.85%**                -                    Monthly
         13,475,000              November 2003             -             LIBOR + 275 bps             Monthly

*Average interest rate as the loans bear interest ranging from 7.50% to 7.75%. **Implicit interest on the TIF Note is 12.85%.

         Because the Company's mortgage notes bear interest at fixed rates, changes in market interest rates during the term of this debt will not affect the Company's operating results. The majority of the Company's fixed rate debt arrangements allow for repayments earlier than the stated maturity date. These prepayment rights may afford the Company the opportunity to mitigate the risk of refinancing at maturity at higher rates by refinancing prior to maturity. The weighted average effective interest rates on mortgages and other notes payable was 8.16% as of March 31, 2001.

         The Company's line of credit and construction loan facility bear interest at floating rates and both mature in 2003. As of March 31, 2001, there were no amounts outstanding under the line of credit. Approximately $13,475,000 was outstanding and approximately $41,525,000 was available for drawing under the construction loan facility as of March 31, 2001. As of March 31, 2001, the construction loan facility was being used to finance the construction of two hotel Properties. The estimated remaining cost to complete these Properties was approximately $39 million as of March 31, 2001. The Company's line of credit is available to finance commitments and for general business purposes. The Company's exposure to fluctuations in interest rates may increase in the future if the Company incurs debt to fund future acquisitions or otherwise.

         In the event of a change in interest rates, the fair value of these amounts could be affected. The following table presents the expected cash flows of principal for mortgages and other notes payable for the remainder of 2001, each of the next four years, and thereafter.

                                     Mortgages and
                                      Other Notes
                                        Payable
                                  ------------------

               2001                     $ 2,183,744
               2002                       2,194,877
               2003                      15,822,329
               2004                       2,510,389
               2005                       2,687,520
               Thereafter               167,708,229
                                  ------------------
                                      $ 193,107,088
                                  ==================

Commitments

         As of May 23, 2001, two of the Company's Properties were under construction and the Company had a commitment to fund the remaining estimated construction costs of approximately $39 million in connection with these two Properties. The Company also has acquired a parcel of land for future hotel development. The anticipated construction costs related to this project are approximately $14.6 million. In addition, as of May 23, 2001, the Property owned through the Desert Ridge Joint Venture was under construction. The Company has committed to make $25 million in equity contributions to such joint venture, $8.8 million of which had been paid as of March 31, 2001. As of May 23, 2001, the Company also had an initial commitment to acquire an interest in one Property through a joint venture for approximately $41.6 million.

         As of May 23, 2001, the Company had not entered into any arrangements creating a reasonable probability that a particular Mortgage Loan or Secured Equipment Lease would be funded. The Company is presently negotiating to acquire additional Properties, but as of May 23, 2001, the Company had not acquired any such Properties or entered into any Mortgage Loans.

Cash and Cash Equivalents/Cash Flows

         Until Properties are acquired, or Mortgage Loans are entered into, Net Offering Proceeds are held in short-term (defined as investments with a maturity of three months or less), highly liquid investments, such as demand deposit accounts at commercial banks, certificates of deposit and money market accounts, which management believes to have appropriate safety of principal. This investment strategy provides high liquidity in order to facilitate the Company's use of these funds to acquire Properties at such time as Properties suitable for acquisition are located or to fund Mortgage Loans. At March 31, 2001, the Company had $66,943,342 invested in such short-term investments as compared to $50,197,854 at December 31, 2000. The increase in the amount invested in short-term investments was primarily attributable to proceeds received from the sale of Shares of Common Stock from this offering. These funds will be used to purchase additional Properties, to pay Offering Expenses and Acquisition Expenses, to pay Distributions to stockholders and other Company expenses and, in management's discretion, to create cash reserves.

         During the quarters ended March 31, 2001 and 2000, the Company generated cash from operations of $13,310,566 and $5,827,348, respectively. Cash used in investing activities was $55,291,903 and $3,083,457 for the quarters ended March 31, 2001 and 2000, respectively. Cash used in investing activities for the first quarter includes additions to land, buildings and equipment of $54,182,183 and $125,645 for 2001 and 2000, respectively. The majority of these additions related to the acquisition of the following Properties, which are operated by tenants as the noted brand affiliation:

             Brand Affiliation               Property Location           Purchase Date         Purchase Price
      ---------------------------------     ---------------------      -------------------     ----------------

           Courtyard by Marriott             Overland Park, KS          February 2, 2001           $15,790,000
       SpringHill Suites by Marriott            Raleigh, NC             February 2, 2001             8,822,000
       SpringHill Suites by Marriott          Centreville, VA            March 23, 2001             11,414,000
       SpringHill Suites by Marriott           Charlotte, NC             March 23, 2001             11,773,000

         Cash provided by financing activities was $58,726,825 and $37,426,825 for the quarters ended March 31, 2001 and 2000, respectively. Cash provided by financing activities for the quarters ended March 31, 2001 and 2000 includes the receipt of $75,823,714 and $49,575,764 in subscriptions from stockholders. In addition, cash provided by financing activities for the quarters ended March 31, 2001 and 2000 includes payments of Distributions of $9,772,721 and $5,522,124, respectively (or $0.19 and $0.18 per Share, respectively).

Liquidity Requirements

         The Company expects to meet its short-term liquidity requirements, other than for Offering Expenses and the acquisition and development of Properties and investment in Mortgage Loans and Secured Equipment Leases, through cash flow provided by operating activities. The Company believes that cash flow provided by operating activities will be sufficient to fund normal recurring Operating Expenses, regular debt service requirements and Distributions to stockholders. To the extent that the Company's cash flow provided by operating activities is not sufficient to meet such short-term liquidity requirements as a result, for example, of unforeseen expenses due to tenants defaulting under the terms of their lease agreements, the Company will use borrowings under its line of credit. Advances on the line of credit are subject to absolute discretion of the lender. No such borrowings had occurred through March 31, 2001. The Company expects to meet its other short-term liquidity requirements, including payment of Offering Expenses, Property acquisitions and development, and investment in Mortgage Loans and Secured Equipment Leases, with additional advances under its line of credit and proceeds from this offering. The Company expects to meet its long-term liquidity requirements through short- or long-term, unsecured or secured debt financing or equity financing.

         Management believes that the Properties are adequately covered by insurance. In addition, the Advisor has obtained contingent liability and property insurance coverage for the Company. This insurance policy is intended to reduce the Company's exposure in the unlikely event a tenant's insurance policy lapses or is insufficient to cover a claim relating to a Property.

Related Party Transactions

         During the quarters ended March 31, 2001 and 2000, Affiliates of the Company incurred on behalf of the Company $1,287,509 and $933,778, respectively, for certain Offering Expenses, $109,819 and $81,955, respectively, for certain
Acquisition Expenses, and $129,009 and $131,673, respectively, for certain Operating Expenses. As of March 31, 2001, the Company owed the Advisor and other related parties $1,004,374 for expenditures incurred on behalf of the Company and for Acquisition Fees. The Company maintains bank accounts in a bank in which certain officers and directors of the Company serve as directors, and in which an Affiliate of the Advisor is a stockholder. The amount deposited with this Affiliate at March 31, 2001 and 2000, was $5,770,867 and $15,534,326,
respectively.

Other

         The tenants of the Properties have established FF&E Reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment and routine capital expenditures relating to the hotel Properties. FF&E Reserve funds are maintained in restricted cash accounts, funded by the tenants, that the tenants are expected to use for purposes specified in the leases, which include replacements, renewals, and additions to the furniture, fixtures, and equipment of the Properties and routine capital expenditures related to the Properties. Cash in the reserve accounts, any interest earned thereon, and any property purchased therewith remain, during and after the terms of the leases, the property of the Company. For the quarters ended March 31, 2001 and 2000, revenues relating to the FF&E Reserve of the Properties owned by the Company totalled $1,224,589 and $159,237, respectively, and $4,069,447 of FF&E Reserve funds were classified as restricted cash as of March 31, 2001. Due to the fact that the Properties are leased on a long-term, triple net basis, management does not believe that other working capital reserves are necessary at this time. Management has the right to cause the Company to maintain additional reserves if, in its discretion, it determines such reserves are required to meet the Company's working capital needs.

         The Company declared and paid Distributions to its stockholders of $9,772,721 and $5,522,124 during the quarters ended March 31, 2001 and 2000, respectively. In addition, on April 1, 2001 and May 1, 2001, the Company declared Distributions to stockholders of record on April 1, 2001 and May 1, 2001, totalling $3,597,701 and $3,744,013, respectively (each representing $0.06354 per Share), payable in June 2001.

         For the quarters ended March 31, 2001 and 2000, approximately 56% and 48%, respectively, of the Distributions received by stockholders were considered to be ordinary income and approximately 44% and 52%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to the stockholders for the quarters ended March 31, 2001 and 2000, were required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital.

         Management is not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor does management expect any material changes in the availability and relative cost of such capital resources, other than as referred to in this Prospectus.

         Management expects that the cash to be generated from operations will be adequate to pay Operating Expenses and to make Distributions to stockholders.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The information below updates and replaces the following biographies in the "Management - Directors and Executive Officers" section beginning on page 93 of the Prospectus.

         Robert A. Bourne. Director, Vice Chairman of the Board and President. Mr. Bourne serves as a director, Vice Chairman of the Board and President of CNL Hospitality Corp., the Advisor to the Company, and director and President of Hotel Investors, a real estate investment trust in which the Company owns an interest. Mr. Bourne is also the President and Treasurer of CNL Financial Group, Inc.; a director, Vice Chairman of the Board and President of CNL Retirement Properties, Inc., a public, unlisted real estate investment trust; as well as, a director, Vice Chairman of the Board and President of CNL Retirement Corp., its advisor. Mr. Bourne also serves as a director of CNLBank. He has served as a director since 1992, Vice Chairman of the Board since February 1996, Secretary and Treasurer from February 1996 through 1997, and President from July 1992 through February 1996, of Commercial Net Lease Realty, Inc., a public real estate investment trust listed on the New York Stock Exchange. Mr. Bourne has served as a director since inception in 1994, President from 1994 through February 1999, Treasurer from February 1999 through August 1999, and Vice Chairman of the Board since February 1999 of CNL American Properties Fund, Inc., a public, unlisted real estate investment trust. He also served as a director and held various executive positions for CNL Fund Advisors, Inc., the advisor to CNL American Properties Fund, Inc. prior to its merger with such company, from 1994 through August 1999. Mr. Bourne also serves as a director, President and Treasurer for various affiliates of CNL Financial Group, Inc., including CNL Investment Company, CNL Securities Corp., the Managing Dealer for this offering, and CNL Institutional Advisors, Inc., a registered investment advisor for pension plans. Since joining CNL Securities Corp. in 1979, Mr. Bourne has overseen CNL's real estate and capital markets activities including the investment of over $2 billion in equity and the financing, acquisition, construction and leasing of restaurants, office buildings, apartment complexes, hotels and other real estate. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of tax manager in 1975. Mr. Bourne graduated from Florida State University in 1970 where he received a B.A. in Accounting, with honors.

         Matthew W. Kaplan. Director. Mr. Kaplan serves as a director of the Advisor and Hotel Investors. Mr. Kaplan is a managing director of Rothschild Realty Inc. where he has served since 1992, and where he is responsible for securities investment activities including acting as portfolio manager of Five Arrows Realty Securities LLC, a $900 million private investment fund. Mr. Kaplan has been a director of Parkway Properties, Inc., a public corporation, since 2000, and of WNY Group, Inc., a private corporation, since 1999. From 1990 to 1992, Mr. Kaplan served in the corporate finance department of Rothschild Inc., an affiliate of Rothschild Realty Inc. Mr. Kaplan served as a director of Ambassador Apartments Inc. from August 1996 through May 1998 and is a member of the Urban Land Institute. Mr. Kaplan received a B.A. with honors from Washington University in 1984 and an M.B.A. from the Wharton School of Finance and Commerce at the University of Pennsylvania in 1988.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The following information updates and replaces the "Management -- Compensation of Directors and Executive Officers" section on page 97 of the Prospectus.

         Each Director is entitled to receive $6,000 annually for serving on the Board of Directors, as well as fees of $750 per meeting attended ($375 for each telephonic meeting in which the Director participates), including committee meetings. Directors that are members of a special committee are entitled to receive fees of $1,000 per day for services as representatives of such special committee in lieu of the above compensation (to the extent that such Directors devote in excess of three hours on such day to matters relating to such special committee). In addition to the above compensation, the Director serving as Chairman of the Audit Committee is entitled to receive fees of $750 per meeting attended with the Company's independent accountants ($375 for each telephonic meeting in which the Chairman participates) as a representative of the Audit Committee. No executive officer or Director of the Company has received a bonus from the Company. The Company will not pay any compensation to the officers and Directors of the Company who also serve as officers and directors of the Advisor.

                              CERTAIN TRANSACTIONS

         The following information should be read in conjunction with the "Certain Transactions" section beginning on page 101 of the Prospectus

         The Managing Dealer is entitled to receive Selling Commissions amounting to 7.5% of the total amount raised from the sale of Shares of Common Stock for services in connection with the offering of Shares, a substantial portion of which may be paid as commissions to other broker-dealers. During the period September 15, 2000 through May 23, 2001, the Company incurred $13,241,410 of such fees in connection with this offering, the majority of which has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, the Managing Dealer is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of Shares, a portion of which may be reallowed to other broker-dealers. During the period September 15, 2000 through May 23, 2001, the Company incurred $861,597 of such fees in connection with this offering, the majority of which has been or will be reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

         The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of the total amount raised from the sale of Shares and loan proceeds from Permanent Financing and the Line of Credit that are used to acquire Properties, but excluding that portion of loan proceeds used to finance Secured Equipment Leases. However, no Acquisition Fees will be paid on loan proceeds from the Line of Credit until such time as all Net Offering Proceeds have been invested by the Company. During the period September 15, 2000 through May 23, 2001, the Company incurred $8,054,370 of such fees in connection with this offering. Additionally, as of May 23, 2001, the Company had incurred Acquisition Fees totalling $8,313,062 as the result of Permanent Financing used to acquire certain Properties.

         CNL Hotel Development Company, a subsidiary of the Advisor, is entitled to receive fees in connection with the development, construction, or renovation of a Property, generally equal to 4% of anticipated project costs. During the quarter ended March 31, 2001, the Company incurred $395,823 of such fees. Such fees are included in land, buildings and equipment on operating leases in the accompanying consolidated balance sheet and investment in unconsolidated subsidiaries included in Appendix B.

         The Company and the Advisor have entered into an Advisory Agreement pursuant to which the Advisor will receive a monthly Asset Management Fee of one-twelfth of 0.60% of the Company's Real Estate Asset Value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. During the quarter ended March 31, 2001, the Company incurred $740,923 of such fees.

         The Advisor and its Affiliates provide accounting and administrative services to the Company (including accounting and administrative services in connection with the offering of Shares) on a day-to-day basis. For the quarter ended March 31, 2001, the Company incurred $1,764,231 for these services, $1,439,509 of such costs representing stock issuance costs, $11,889 representing acquisition-related costs and $312,833 representing general operating and administrative expenses, including costs related to preparing and distributing reports required by the Securities and Exchange Commission.

         The Company maintains bank accounts in a bank in which certain officers and directors of the Company serve as directors, and in which an Affiliate of the Advisor is a stockholder. The amount deposited with this Affiliate at March 31, 2001 and 2000, was $5,770,867 and $15,534,326, respectively. The terms and conditions offered by this bank are similar and competitive with terms offered by unrelated banks.

                               DISTRIBUTION POLICY

DISTRIBUTIONS

         The following information updates and replaces the table and footnotes on page 112 of the Prospectus.

         The following table presents total  Distributions and Distributions per
Share:

                                                               Quarter
                                   --------------------------------------------------------------
                                      First           Second           Third           Fourth            Year
                                   -------------    ------------    -------------    ------------    --------------
   2001:
   Total Distributions declared      $9,772,721         (1)
   Distributions per Share                0.191         (1)

   2000:
   Total Distributions declared      $5,522,124      $6,414,210       $7,533,536      $8,612,405       $28,082,275
   Distributions per Share                0.181           0.181            0.188           0.188             0.738

   1999:
   Total Distributions declared        $998,652      $2,053,964       $3,278,456      $4,434,809       $10,765,881
   Distributions per Share                0.175           0.181            0.181           0.181             0.718

   1998:
   Total Distributions declared        $101,356        $155,730         $362,045        $549,014        $1,168,145
   Distributions per Share                0.075           0.075            0.142           0.175             0.467

(1) In April and May 2001, the Company declared Distributions totalling $3,597,701 and $3,744,013, respectively, (each representing $0.06354 per Share), payable in June 2001, representing a distribution rate of 7.625% of Invested Capital on an annualized basis.

(2) For the quarter ended March 31, 2001 and the years ended December 31, 2000, 1999 and 1998, approximately 56%, 63%, 75% and 76%, respectively, of the Distributions declared and paid were considered to be ordinary income and approximately 44%, 37%, 25% and 24%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the periods presented are required to be or have been treated by the Company as return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital. Due to the fact that the Company had not yet acquired all of its Properties and was still in the offering stage as of March 31, 2001, the characterization of Distributions for federal income tax purposes is not necessarily considered by management to be representative of the characterization of Distributions in future periods. In addition, the characterization for tax purposes of Distributions declared for the quarter ended March 31, 2001, may not be indicative of the results that may be expected for the year ending December 31, 2001.

(3) Distributions declared and paid for the years ended December 31, 2000, 1999 and 1998, represent distribution rates of 7.38%, 7.18% and 4.67%, respectively, of Invested Capital. Distributions for the quarter ended March 31, 2001, represent a distribution rate of 7.625% of Invested Capital on an annualized basis.

                                   ADDENDUM TO
                                   APPENDIX B

                              FINANCIAL INFORMATION

                     ---------------------------------------------
                    | THE UPDATED PRO FORMA FINANCIAL STATEMENTS | | AND THE UNAUDITED FINANCIAL STATEMENTS OF | | CNL HOSPITALITY PROPERTIES, INC. CONTAINED |
                    | IN THIS ADDENDUM  SHOULD  BE READ IN        |
                    | CONJUNCTION WITH APPENDIX B TO THE ATTACHED |
                    | PROSPECTUS, DATED APRIL 4, 2001.            |
                     ---------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES

                                                                                                          Page

Pro Forma Consolidated Financial Information (unaudited):

    Pro Forma Consolidated Balance Sheet as of March 31, 2001                                             B-2

    Pro Forma Consolidated Statement of Earnings for the quarter ended March 31, 2001                     B-3

    Pro Forma Consolidated Statement of Earnings for the year ended December 31, 2000                     B-4

    Notes to Pro Forma Consolidated Financial Statements for the quarter ended March 31, 2001
      and the year ended December 31, 2000                                                                B-5

Updated Unaudited Condensed Consolidated Financial Statements:

    Condensed Consolidated Balance Sheets as of March 31, 2001 and December 31, 2000                      B-9

    Condensed Consolidated Statements of Earnings for the quarters ended March 31, 2001 and 2000          B-10

    Condensed Consolidated Statements of Stockholders' Equity for the quarter
      ended March 31, 2001 and the year ended December 31, 2000                                           B-11

    Condensed Consolidated Statements of Cash Flows for the quarters ended March 31, 2001 and 2000        B-12

    Notes to Condensed Consolidated Financial Statements for the quarters ended March 31, 2001
      and 2000                                                                                            B-13


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



         The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Hospitality Properties, Inc. and subsidiaries (the "Company") gives effect to
(i) the receipt of an initial capital contribution of $200,000 from the Advisor, $568,444,290 in gross offering proceeds from the sale of 56,844,429 shares of common stock for the period from inception through March 31, 2001, and the application of such funds to purchase 24 properties, including two on which hotel properties are being constructed, to acquire an 89 percent interest in a limited liability company which owned one property as of March 31, 2001, to invest in CNL Hotel Investors, Inc. ("Hotel Investors") which owned seven properties as of March 31, 2001, to invest in a joint venture which owned one property as of March 31, 2001, on which a resort is being constructed, to redeem 351,547 shares of common stock pursuant to the Company's redemption plan, to acquire certain shares of 8% Class A Cumulative Preferred Stock and common stock of Hotel Investors and to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, (ii) the receipt of $44,819,684 in gross offering proceeds from the sale of 4,481,968 additional shares for the period April 1, 2001 through May 23, 2001, and (iii) the application of such funds to
(a) pay offering expenses, acquisition fees and miscellaneous acquisition expenses, all as reflected in the pro forma adjustments described in the related notes, (b) invest in a joint venture which owns one property on which a resort will be renovated, (c) fund estimated construction costs related to two properties under construction at March 31, 2001 and (d) purchase one additional property on which a hotel property is being constructed, as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2001, includes the transactions described in (i) above from its historical balance sheet, adjusted to give effect to the transactions in (ii) and (iii) above as if they had occurred on March 31, 2001.

         The Unaudited Pro Forma Consolidated Statements of Earnings for the quarter ended March 31, 2001 and for the year ended December 31, 2000, includes the historical operating results of the properties described in (i) and (iii) above, from the date of their acquisitions plus operating results from (A) the later of (1) the date the property became operational or (2) January 1, 2000, to
(B) the earlier of (1) the date the property was acquired by the Company or (2) the end of the pro forma period presented. Additionally, the Unaudited Pro Forma Consolidated Statements of Earnings gives effect to the acquisition of certain shares of 8% Class A Cumulative Preferred Stock and common stock of Hotel Investors, which resulted in majority control and therefore consolidation of Hotel Investors at December 31, 2000.

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or conditions if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 March 31, 2001



                                                                                     Pro Forma
                        ASSETS                                 Historical           Adjustments                   Pro Forma
                                                            -----------------      ---------------              --------------
Land, buildings and equipment on operating leases, net      $ 631,889,649            $41,966,500  (b)            $673,856,149
Investment in unconsolidated subsidiary                         9,962,283             57,788,000  (c)(d)           67,750,283
Cash and cash equivalents                                      66,943,342            (21,107,317 )(a)(b)(c)(d)     45,836,025
Restricted cash                                                 4,069,447                     --                    4,069,447
Distributions receivable                                          265,164                     --                      265,164
Receivables                                                       706,788                     --                      706,788
Prepaid expenses                                                  388,377                     --                      388,377
Loan costs, net                                                 2,727,645                     --                    2,727,645
Accrued rental income                                             632,481                     --                      632,481
Other assets                                                    5,489,885              1,454,889 (a)(b)             6,944,774
                                                           ---------------       ----------------              ---------------
                                                            $ 723,075,061            $80,102,072                 $803,177,133
                                                           ===============       ================              ===============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Mortgages payable and accrued interest                         169,946,655                    --                   169,946,655
Other notes payable                                             23,160,433            39,586,500  (b)               62,746,933
Accounts payable and accrued expenses                            3,538,259                    --                     3,538,259
Distributions  payable                                             743,540                    --                       743,540
Due to related parties                                           1,004,374              (718,607 )(a)                  285,767
Security deposits                                               17,808,576                    --                    17,808,576
Rents paid in advance                                            3,171,074                    --                     3,171,074
                                                           ----------------      ----------------              ----------------
       Total liabilities                                       219,372,911            38,867,893                   258,240,804
                                                           ----------------      ----------------              ----------------

Minority interest                                               22,606,038                    --                    22,606,038
                                                           ----------------      ----------------              ----------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                         --                    --                            --
    Excess shares, $.01 par value per share.
       Authorized and unissued 63,000,000 shares                        --                    --                            --
    Common stock, $.01 par value per share.
       150,000,000 authorized shares; issued and
         outstanding 60,996,996 shares, as adjusted                565,150                44,820 (a)                   609,970
    Capital in excess of par value                             498,437,358            41,189,359 (a)               539,626,717
    Accumulated distributions in excess of
       net earnings                                            (15,121,335 )                  --                   (15,121,335 )
    Minority interest distributions in excess of
       contributions and accumulated earnings                   (2,785,061 )                  --                    (2,785,061 )
                                                             ----------------    ----------------              ----------------
          Total stockholders' equity                           481,096,112            41,234,179                   522,330,291
                                                             ----------------    ----------------              ----------------

                                                              $723,075,061           $80,102,072                  $803,177,133
                                                             ================    ================              ================

                 See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          QUARTER ENDED MARCH 31, 2001




                                                                         Pro Forma
                                                Historical              Adjustments             Pro Forma
                                             ----------------        ----------------        --------------

Revenues:
    Rental income from operating leases          $ 14,614,217                $ 736,469  (1)     $ 15,350,686
    FF&E reserve income                             1,224,589                   63,443  (2)        1,288,032
    Interest and other income                         874,393                 (276,778 )(3)          597,615
                                              ---------------         ----------------       ---------------
                                                   16,713,199                  523,134            17,236,333
                                              ---------------        ----------------       ---------------

Expenses:
    Interest and loan cost amortization             3,599,652                       --             3,599,652
    General operating and administrative              958,709                       --               958,709
    Professional services                              37,318                       --                37,318
    Asset management fees to
       related party                                  740,923                   44,630  (4)          785,553
    Taxes                                             468,558                       --               468,558
    Depreciation and amortization                   4,920,838                  258,184  (5)        5,179,022
                                               ---------------         ----------------        --------------
                                                   10,725,998                  302,814            11,028,812
                                               ---------------         ----------------        --------------

Earnings Before Equity in Loss of
    Unconsolidated Subsidiaries After
    Deduction of Preferred Stock
    Dividends and Minority Interest                 5,987,201                  220,320             6,207,521

Equity in Income/Loss of Unconsolidated
    Subsidiaries After Deduction of
    Preferred Stock Dividends                          52,938                 (259,307 ) (8)        (206,369 )

Minority Interest                                    (510,917 )                     --              (510,917 )
                                              ---------------         ----------------        --------------

Net Earnings                                     $  5,529,222               $  (38,987 )        $  5,490,235
                                              ===============         ================        ==============

Earnings Per Share of Common Stock (6):
    Basic                                        $       0.11                                   $       0.11
                                              ===============                                 ==============
    Diluted                                      $       0.11                                   $       0.11
                                              ===============                                 ==============

Weighted Average Number of Shares of
    Common Stock Outstanding (6):
       Basic                                       52,219,376                                     52,219,376
                                              ===============                                 ==============
       Diluted                                     56,013,923                                     56,013,923
                                              ===============                                 ==============

                 See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 2000


                                              CNL Hospitality       CNL Hotel
                                                Properties,        Investors,
                                                 Inc. and             Inc.
                                               Subsidiaries        Historical            Pro Forma
                                                Historical             (7)              Adjustments              Pro Forma
                                             ----------------    --------------       ---------------        -----------------

Revenues:
    Rental income from operating leases          $ 24,172,889         $13,231,100         $ 8,090,022  (1)      $  45,494,011
    FF&E reserve income                             2,508,949             693,224             656,135  (2)          3,858,308
    Dividend income                                 2,780,063                  --          (2,780,063 )(7)                 --
    Interest and other income                       6,637,318             432,574          (2,989,898 )(3)          4,079,994
                                              ---------------    ----------------     ----------------        ----------------
                                                   36,099,219          14,356,898           2,976,196              53,432,313
                                              ---------------    ----------------     ----------------        ----------------
Expenses:
    Interest and loan cost amortization             2,383,449           5,017,193                  --               7,400,642
    General operating and administrative            1,780,472             628,085                  --               2,408,557
    Professional services                             196,028                  --                  --                 196,028
    Asset management fees to
       related party                                1,335,488             126,134             490,255  (4)          1,951,877
    Depreciation and amortization                   7,830,456           3,648,654           2,785,892  (5)(7)      14,265,022
                                               ---------------    ----------------    ----------------         ---------------
                                                   13,525,893           9,420,066           3,276,147              26,222,106
                                               ---------------    ----------------    ----------------         ---------------

Earnings Before Equity in Loss of
    Unconsolidated Subsidiaries After
    Deduction of Preferred Stock
    Dividends and Minority Interest                22,573,326           4,936,832            (299,951 )            27,210,207

Equity in Loss of Unconsolidated
    Subsidiaries After Deduction of                                                         3,980,095  (8)
    Preferred Stock Dividends                        (386,627 )                --            (386,627 )(7)         (3,980,095 )

Minority Interest                                  (1,516,237 )                --          (1,446,492 )(7)         (2,962,729 )
                                               ---------------    ----------------    ----------------         ---------------

Net Earnings                                     $ 20,670,462         $ 4,936,832       $  (5,339,911 )          $ 20,267,383
                                               ===============    ================    ================         ===============

Earnings Per Share of Common Stock (6):
    Basic                                           $    0.53                                                       $    0.52
                                               ===============                                                 ===============
    Diluted                                         $    0.53                                                       $    0.52
                                               ===============                                                 ===============

Weighted Average Number of Shares of
    Common Stock Outstanding (6):
       Basic                                       38,698,066                                                      38,698,066
                                               ===============                                                 ===============
       Diluted                                     45,885,742                                                      45,855,742
                                               ===============                                                 ===============







                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 2001 AND
                        THE YEAR ENDED DECEMBER 31, 2000


Unaudited Pro Forma Consolidated Balance Sheet:
----------------------------------------------

(a) Represents gross proceeds of $44,819,684 from the sale of 4,481,968 shares during the period April 1, 2001 through May 23, 2001, used (i) to pay acquisition fees and costs of $2,016,889 ($0 of which was accrued at March 31, 2001), and to pay selling commissions and offering expenses of $3,585,505 which have been netted against stockholders' equity (a total of $718,607 of which was accrued as of March 31, 2001), leaving $39,217,290 for investments.

(b) Represents (i) the use of $2,380,000 of cash and cash equivalents to purchase one property on which a hotel property is being constructed (which includes closing costs of $18,000 and acquisition fees and costs of $544,000, which had been recorded as other assets as of March 31,
         2001) and (ii) the funding of estimated construction costs of $39,586,500 (including capitalized interest costs) from the construction line of credit, relating to two properties under construction at March 31, 2001.

                                                                             Acquisition
                                                  Estimated Purchase        Fees and Costs
                                                   Price (Including           And Closing
                                                   Construction and         Costs Allocated
                                                    Closing Costs)           To Investment           Total
                                                 ---------------------     ------------------    --------------
         Residence Inn in Orlando, FL                   $  27,916,500           $       --        $27,916,500
         Courtyard in Weston, FL                           11,670,000                   --         11,670,000
         Land, Edison, NJ                                   1,818,000              562,000          2,380,000
                                                  --------------------    -----------------    ---------------

                                                        $  41,404,500           $  562,000        $41,966,500
                                                  ====================    =================    ===============

(c) Represents the use of $16,138,000 of cash and cash equivalents to fund the Company's additional capital contribution in Desert Ridge Joint Venture. The Desert Ridge Joint Venture invested in Desert Ridge Resort Partners, LLC, a single purpose limited liability company that owns Desert Ridge Marriott Resort & Spa in Phoenix, Arizona, which was under construction at March 31, 2001.

(d) Represents the use of $41,650,000 of cash and cash equivalents to fund the Company's capital contribution in the Waikiki Joint Venture. The Waikiki Beach Joint Venture will invest in WBM Resort, L.P., a single purpose limited partnership that will own the Waikiki Beach Marriott Resort in Waikiki, Hawaii. Renovation of the property is expected to begin in June 2001.

Unaudited Pro Forma Consolidated Statements of Earnings:
-------------------------------------------------------

(1) Represents adjustments to rental income from operating leases for the properties acquired by the Company as of May 23, 2001 (the "Pro Forma Properties") for the period commencing (A) the later of (i) the date the Pro Forma Property became operational by the previous owner or (ii) January 1, 2000, to (B) the earlier of (i) the date the Pro Forma Property was acquired by the Company or (ii) the end of the pro forma period presented.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 2001 AND
                        THE YEAR ENDED DECEMBER 31, 2000


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

         The following presents the actual date the Pro Forma Properties were acquired or placed in service by the Company as compared to the date the Pro Forma Properties were treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statements of Earnings.

                                                                                             Date Pro Forma
                                                                 Date Placed                 Property became
                                                                  in Service                Operational as
                                                                by  the Company              Rental Property
                                                                ---------------              ---------------

               Wyndham in Billerica, MA                         June 1, 2000                 January 1, 2000
               Wyndham in Denver, CO                            June 1, 2000                 January 1, 2000
               Residence Inn in Palm Desert, CA                 June 16, 2000                January 1, 2000
               Courtyard in Palm Desert, CA                     June 16, 2000                January 1, 2000
               Residence Inn in Merrifield ,VA                  July 28, 2000                June 24, 2000
               SpringHill Suites in Gaithersburg, MD            July 28, 2000                June 30, 2000
               Courtyard in Alpharetta, GA                      August 22, 2000              January 7, 2000
               Residence Inn in Salt Lake City, UT              August 22, 2000              January 1, 2000
               TownePlace Suites in Tewksbury, MA               August 22, 2000              January 1, 2000
               TownePlace Suites in Mt. Laurel, NJ              August 22, 2000              January 1, 2000
               TownePlace Suites in Scarborough, ME             August 22, 2000              January 1, 2000
               TownePlace Suites in Newark, CA                  November 3, 2000             September 1, 2000
               Courtyard in Orlando, FL                         November 21, 2000            October 16, 2000
               Fairfield Inn in Orlando, FL                     November 21, 2000            October 16, 2000
               SpringHill Suites in Orlando, FL                 December 15, 2000            December 15, 2000
               SpringHill Suites in Raleigh, NC                 February 2, 2001             October 4, 2000
               Courtyard in Overland Park, KS                   February 2, 2001             October 10, 2000
               SpringHill Suites in Centreville, VA             March 23, 2001               December 18, 2000
               SpringHill Suites in Charlotte, NC               March 23, 2001               March 5, 2000


         Generally, the leases provide for the payment of percentage rent in addition to base rental income. However, due to the fact that no percentage rent was due under the leases for the Pro Forma Properties during 2001 or 2000 that the Company held the properties, no pro forma adjustment was made for percentage rental income for the quarter ended March 31, 2001 or for the year ended December 31, 2000.

(2) Represents reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Pro Forma Properties (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company as additional rent. In connection therewith, FF&E reserve income was earned at approximately three percent of estimated annual gross revenues per Pro Forma Property.

(3) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts during the periods commencing (A) the later of (i) the dates the Pro Forma Properties became operational by the previous owners or (ii) January 1, 2000, through (B) the earlier of (i) the actual date the Pro Forma Properties were acquired or (ii) the end of the pro forma period presented, as described in Note (1) above. The estimated pro forma adjustment is based upon the fact that interest income from interest bearing accounts was earned at a rate of approximately four percent per annum by the Company during the quarter ended March 31, 2001 and the year ended December 31, 2000.

(4) Represents increase in asset management fees relating to the Pro Forma Properties for the period commencing (A) the later of (i) the date the Pro Forma Properties became operational by the previous owners or (ii) January 1, 2000, through (B) the earlier of (i) the date the Pro Forma Properties were acquired or (ii) the end of the pro forma period presented, as described in Notes (1) above. Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value, as defined in the Company's prospectus.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 2001 AND
                        THE YEAR ENDED DECEMBER 31, 2000


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(5) Represents incremental increase in depreciation expense of the building and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Properties accounted for as operating leases using the straight-line method. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively.

(6) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the quarter ended March 31, 2001 and the year ended December 31, 2000.

         As a result of the Hotel Investors transactions, as described in Note 7 below, Five Arrows has the right to exchange its remaining interest in Hotel Investors into approximately 3.8 million shares of the Company's common stock. Pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted, during the quarter ended March 31, 2001 and the year ended December 31, 2000.

(7) In October 2000, Five Arrows, the Company and Hotel Investors entered into an agreement ("Initial Transaction") with the following terms:

         o Hotel Investors agreed to redeem 2,104 shares of both Class A Preferred Stock and common stock of Hotel Investors held by Five Arrows for $2,104,000;
         o Hotel Investors agreed to redeem 1,653 shares of Class B Preferred Stock and an aggregate of 10,115 shares of common stock of Hotel Investors held by the Company for $1,653,000;
         o The Company purchased 7,563 shares of both the Class A Preferred Stock and common stock of Hotel Investors from Five Arrows for $11,395,000;
         o The Company repurchased 65,285 shares of the Company's common stock owned by Five Arrows for $620,207;
         o The remaining Class A Preferred Stock owned by Five Arrows (38,670 shares) and the Company (7,563 shares) were exchanged for an equivalent number of shares of Class E Preferred Stock par value $0.01 ("Class E Preferred Stock") of Hotel Investors;
         o Five Arrows granted the following options (1) on or before January 31, 2001, the Company had the option to purchase 7,250 shares of Class E Preferred Stock and an equal number of shares of common stock of Hotel Investors held by Five Arrows for $1,000 per pair of Class E Preferred Stock and common stock of Hotel Investors, and (2) provided that the Company purchased all of the shares under the first option, the Company would have the option, until June 30, 2001, to purchase 7,251 shares of both Class E Preferred Stock and an equal number of shares of common stock of Hotel Investors for $1,000 for each pair;
         o        The  Company   has  agreed  to  pay  Five  Arrows   additional
                  consideration for agreeing to defer the conversion of its Class A Preferred Stock (prior to its conversion to Class E Preferred Stock) to common stock of the Company. These payments are equivalent to the difference between any distributions received by Five Arrows from Hotel Investors and the distributions that Five Arrows would have received from the Company if Five Arrows had converted its Class A Preferred Stock into the Company's common stock on June 30, 2000;
         o Five Arrows has agreed to forfeit its priority cash distributions from Hotel Investors;
         o Cash available for distributions of Hotel Investors is distributed to 100 CNL Holdings, Inc. and affiliates' associates who each own one share of Class C preferred stock in Hotel Investors, to provide a quarterly, cumulative, compounded 8 percent return. All remaining cash available for distributions is distributed pro rata with respect to the interest in the common shares of Hotel Investors.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 2001 AND
                        THE YEAR ENDED DECEMBER 31, 2000


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

         On December 29, 2000, the Company exercised its two options to acquire 14,501 shares of Class E Preferred Stock and common stock ("Option Transaction") owned by Five Arrows. As of December 31, 2000, after the Initial Transaction and the Option Transaction, the Company owned approximately 71 percent and Five Arrows owned approximately 29 percent of Hotel Investors. The total amount paid by the Company for the additional 22 percent interest was approximately $26.3 million. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the operating results of Hotel Investors have been included in the Company's Consolidated Statements of Earnings from the date of acquisition (October 2000). The purchase price approximated the fair value of the net assets acquired. The resulting purchase price adjustment (fair value adjustment) of approximately $5.5 million has been reflected in land, building and equipment on operating leases in the accompanying consolidated balance sheet.

         Hotel Investors' historical operating results reflected in the Pro Forma Statement of Earnings are for the nine months ended September 30, 2000, which represents the operating results prior to consolidation with the Company. The operating results for the quarter ended March 31, 2001 and the year ended December 31, 2000 are reflected in the historical operating results for the Company for the quarter ended March 31, 2001 and the year ended December 31, 2000, respectively.

(8) Represents adjustment to equity in earnings/loss of the Waikiki Beach Joint Venture, an unconsolidated subsidiary for which the Company will own a 49% interest, for the period commencing (A) the later of (1) the date the unconsolidated subsidiary's property became operational or (2) January 1, 2000, through (B) the earlier of (i) the date the property was acquired by the unconsolidated subsidiary and (ii) the end of the pro forma period presented.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                                     December 31,
                                                                               March 31, 2001            2000
                                                                              ----------------     ----------------

                                 ASSETS
Land, buildings and equipment on operating leases, less accumulated
   depreciation of $14,354,628 and $9,433,790, respectively                     $631,889,649        $ 580,664,342
Investment in unconsolidated subsidiary                                            9,962,283           10,174,209
Cash and cash equivalents                                                         66,943,342           50,197,854
Restricted cash                                                                    4,069,447            3,263,712
Receivables                                                                          706,788            1,009,421
Prepaid expenses                                                                     388,377               28,170
Distribution receivable                                                              265,164                   --
Loan costs, less accumulated amortization of $266,192 and
    $152,621, respectively                                                         2,727,645            2,841,216
Accrued rental income                                                                632,481              597,234
Other assets                                                                       5,489,885            5,185,900
                                                                            -----------------    -----------------
                                                                               $ 723,075,061        $ 653,962,058
                                                                            =================    =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgages payable and accrued interest                                         $ 169,946,655        $ 170,055,326
Other notes payable                                                               23,160,433           19,581,950
Accounts payable and accrued expenses                                              3,538,259            2,126,365
Distributions payable                                                                743,540            1,089,394
Due to related parties                                                             1,004,374            1,359,417
Security deposits                                                                 17,808,576           15,418,626
Rents paid in advance                                                              3,171,074            2,271,836
                                                                             -----------------    -----------------
       Total liabilities                                                         219,372,911          211,902,914
                                                                             -----------------    -----------------

Commitments and contingencies                                                             --                   --

Minority interest                                                                 22,606,038           22,770,146
                                                                             -----------------    -----------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                                           --                   --
    Excess shares, $.01 par value per share.
       Authorized and unissued 63,000,000 shares                                          --                   --
    Common stock, $.01 par value per share. Authorized 150,000,000 shares; issued 56,866,575 and 49,284,203 shares, respectively;
       outstanding 56,515,028 and 49,002,042 shares, respectively                    565,150              490,020
    Capital in excess of par value                                               498,437,358          432,403,246
      Accumulated distributions in excess of net earnings                        (15,121,335  )       (10,877,836  )
    Minority interest distributions in excess of contributions and
       accumulated earnings                                                       (2,785,061  )        (2,726,432  )
                                                                             -----------------    -----------------
          Total stockholders' equity                                             481,096,112          419,288,998
                                                                             -----------------    -----------------

                                                                               $ 723,075,061        $ 653,962,058
                                                                             =================    =================

     See accompanying notes to condensed consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                                          Quarter Ended March 31,
                                                                        2001                   2000
                                                                   ----------------       ----------------
      Revenues:
           Rental income from operating leases                       $ 14,614,217           $  2,725,894
          FF&E reserve income                                           1,224,589                159,237
          Dividend income                                                      --                926,817
          Interest and other income                                       874,393              1,769,209
                                                                  -----------------      -----------------
                                                                       16,713,199              5,581,157
                                                                  -----------------      -----------------

      Expenses:
          Interest and loan cost amortization                           3,599,652                  8,110
          General operating and administrative                            958,709                295,070
          Professional services                                            37,318                 45,337
          Asset management fees to
             related parties                                              740,923                126,422
          Taxes                                                           468,558                     --
          Depreciation and amortization                                 4,920,838                916,641
                                                                  -----------------      -----------------
                                                                       10,725,998              1,391,580
                                                                  -----------------      -----------------
      Earnings Before Equity in Income (Loss) of
          Unconsolidated Subsidiary                                     5,987,201              4,189,577

      Equity in Income (Loss) of Unconsolidated Subsidiary                 52,938               (119,803  )

      Minority Interest                                                  (510,917  )            (124,690  )
                                                                  -----------------      -----------------

      Net Earnings                                                   $  5,529,222           $  3,945,084
                                                                  =================      =================

      Earnings Per Share of Common Stock:
          Basic                                                        $     0.11             $     0.13
                                                                  =================      =================
          Diluted                                                      $     0.11             $     0.12
                                                                  =================      =================

      Weighted Average Number of Shares of
          Common Stock Outstanding:
             Basic                                                     52,219,376             31,200,726
                                                                  =================      =================
             Diluted                                                   56,013,923             38,622,874
                                                                  =================      =================


     See accompanying notes to condensed consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          Quarter Ended March 31, 2001 and Year Ended December 31, 2000


                                                                                                 Minority
                                                                                                 interest
                                                                              Accumulated      distributions
                                      Common stock                           distributions     in excess of
                                --------------------------     Capital in      in excess        contributions
                                  Number of         Par         excess of       of net        and accumulated
                                   Shares         value        par value       earnings          earnings              Total
                                -------------   ----------   --------------  -------------   ------------------    --------------

Balance at December 31, 1999      28,902,914    $ 289,029     $256,231,833   $ (3,466,023 )         $       --        $253,054,839

Subscriptions received for
    common stock through public
    offerings and distribution
    reinvestment plan             20,368,404      203,684      203,480,360             --                   --         203,684,044

Retirement of common stock          (269,276 )     (2,693 )     (2,500,791 )           --                   --          (2,503,484 )

Stock issuance costs                      --           --      (24,808,156 )           --                   --         (24,808,156 )

Net earnings                              --           --               --     20,670,462                   --          20,670,462

Minority interest
    distributions in excess of
    contributions and
    accumulated earnings                  --           --               --             --           (2,726,432 )        (2,726,432 )

Distributions declared and paid
    ($.74 per share)                      --           --               --    (28,082,275 )                 --         (28,082,275 )
                                 ------------  -----------   --------------  -------------   ------------------      --------------

Balance at December 31, 2000     49,002,042       490,020      432,403,246    (10,877,836 )         (2,726,432 )       419,288,998

Subscriptions received for
    common stock through public
    offerings and distribution
    reinvestment plan             7,582,372       75,824       75,747,890             --                   --           75,823,714

Retirement of common stock          (69,386  )      (694  )      (637,657  )          --                   --             (638,351 )

Stock issuance costs                     --           --       (9,076,121  )          --                   --           (9,076,121 )

Net earnings                             --           --               --      5,529,222                   --            5,529,222

Minority interest distributions in
   excess of contributions and
   accumulated earnings                  --           --               --             --              (58,629 )            (58,629 )

Distributions declared and paid
   ($.19 per share)                      --           --               --      (9,772,721 )                 --          (9,772,721 )
                                 ------------  -----------   --------------  -------------   ------------------      --------------

Balance at March 31, 2001         56,515,028     $565,150     $498,437,358   $(15,121,335 )     $   (2,785,061 )      $481,096,112
                                 ============  ===========   ==============  =============   ==================      ==============

     See accompanying notes to condensed consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Quarter Ended March 31,
                                                                            2001               2000
                                                                       ---------------    ----------------

          Net cash provided by operating activities                     $ 13,310,566        $  5,827,348

          Cash flows from investing activities:
             Additions to land, buildings and
                equipment on operating leases                            (54,182,183  )         (125,645   )
             Increase in restricted cash                                    (805,735  )         (133,908   )
             Increase in other assets                                       (303,985  )       (2,823,904   )
                                                                      ----------------    ----------------

                  Net cash used in investing activities                  (55,291,903  )       (3,083,457   )
                                                                      ----------------    ----------------

          Cash flows from financing activities:
              Principal payment of mortgage loans                           (108,671  )                --
              Proceeds from mortgages loans and other
                   notes payable                                           3,578,483           10,000,000
             Subscriptions received from
                  stockholders                                            75,823,714           49,575,764
              Distributions to stockholders                               (9,772,721  )        (5,522,124  )
              Distributions to minority interest                          (1,079,508  )       (10,000,000  )
              Retirement of common stock                                    (638,351  )          (134,363  )
             Payment of stock issuance costs                              (9,076,121  )        (6,492,452  )
                                                                      ----------------    -----------------

                  Net cash provided by financing activities               58,726,825           37,426,825
                                                                      ----------------    -----------------

          Net increase in cash and cash equivalents                       16,745,488           40,170,716

          Cash and cash equivalents at beginning of
             quarter                                                      50,197,854          101,972,441
                                                                      ----------------    -----------------

          Cash and cash equivalents at end of quarter                   $ 66,943,342        $ 142,143,157
                                                                      ================    =================

          Supplemental schedule of non-cash financing activities:

               Distributions declared but not paid to
                  minority interest                                      $   733,654     $    $   174,178
                                                                      ================    =================

           Supplemental schedule of non-cash investing activities:

                Amounts incurred but not paid for
                  construction in progress                              $  2,796,513     $             --
                                                                      ================    =================


     See accompanying notes to condensed consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     Quarters Ended March 31, 2001 and 2000


1.       Organization:
         ------------

         CNL Hospitality Properties, Inc. was organized on June 12, 1996, pursuant to the laws of the state of Maryland. The terms "Company" or "Registrant" include, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp., CNL Hospitality LP Corp., CNL Hotel Investors, Inc. ("Hotel Investors", a 71 percent owned subsidiary), CNL DRR Investor, LP, CNL Philadelphia Annex, LLC (formerly known as Courtyard Annex L.L.C., an 89 percent owned limited liability company), CNL LLB LP Holding, Ltd. and each of their subsidiaries. The Company is currently advised by CNL Hospitality Corp. (the "Advisor").

2.       Summary of Significant Accounting Policies:
         ------------------------------------------

         Basis of Presentation - The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to present a fair presentation of the results for the interim periods presented. Operating results for the quarter ended March 31, 2001 may not be indicative of the results that may be expected for the year ending December 31, 2001. Amounts as of December 31, 2000, included in the condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date.

         These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 2000.

         Principles of Consolidation - The accompanying condensed consolidated financial statements include the accounts of CNL Hospitality Properties, Inc. and its wholly owned subsidiaries, CNL Hospitality GP Corp. and CNL Hospitality LP Corp., as well as the accounts of CNL Hospitality Partners, LP, Hotel Investors, CNL DRR Investor, LP, CNL Philadelphia Annex, LLC, CNL LLB Holding, Ltd. and each of their subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Interests of unaffiliated third parties are reflected as minority interest.

         Reclassification - Certain items in the prior year's consolidated financial statements have been reclassified to conform with the 2001 presentation. These reclassifications had no effect on stockholders' equity or net earnings.

         REIT Modernization Act - In November 1999, Congress passed the Work Incentives Act of 1999, also known as the REIT Modernization Act ("RMA"), which allows a REIT to own up to 100 percent of the stock of a Taxable REIT Subsidiary ("TRS"). A TRS can provide services to REIT tenants and others without disqualifying the rents that a REIT receives from its tenants from being "rents from real property" under federal income tax law. A TRS may not operate or manage lodging facilities, but it may lease lodging facilities from its affiliated REIT, at market rates, as long as an independent contractor operates and manages the lodging facilities. The provisions of the RMA were effective January 1, 2001. The Company, consistent with the requirements/provisions of the RMA, formed two subsidiaries, which made elections to be treated as TRS's (one directly owned and one indirectly owned through a joint venture).

3.       Investment in Unconsolidated Subsidiary:
         ---------------------------------------

         In December 2000, the Company, through subsidiaries, acquired a 44 percent interest in Desert Ridge Resort Partners, LLC (the "Desert Ridge Joint Venture"), a joint venture with an affiliate of Marriott International, Inc. and a partnership in which an affiliate of the Advisor is the general partner. Desert Ridge Joint Venture invested in Desert Ridge Resort, LLC, a single purpose limited liability company (the "Resort Owner") that owns the Desert Ridge Marriott Resort & Spa in Phoenix, Arizona (the "Desert Ridge Property"), which is currently under construction. As of March 31, 2001, the Company had made an initial capital contribution of $8.8 million of its anticipated $25 million investment in the Desert Ridge Joint Venture. The total cost of the Desert Ridge Property (including acquisition of land, development and construction) is estimated to be $298 million. This investment was accounted for using the equity method of accounting.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     Quarters Ended March 31, 2001 and 2000


3.       Investment in Unconsolidated Subsidiary - Continued:
         ---------------------------------------------------

         The following presents unaudited condensed financial information for the Desert Ridge Joint Venture as of and for the quarter and year ended:

                                                               March 31,          December 31,
                                                                2001                 2000
                                                          ------------------    -----------------

         Land, buildings and equipment                        $ 66,381,753        $  43,803,084
         Other assets                                            8,085,109           15,350,499
         Cash and cash equivalents                               2,500,420            2,047,614
         Restricted cash                                       128,850,764          143,510,658
         Mortgages payable and accrued interest                179,000,000          179,000,000
         Other note payable                                      2,723,081                   --
         Accounts payable and accrued expenses                   4,672,819                   --
         Due to related parties                                  1,612,717            9,800,036
         Distribution payable                                      602,646                   --
         Partners' equity                                       17,206,783           15,911,819
         Net sales                                               1,201,394                   --
         Net income                                                120,313                   --

4.       Redemption of Shares:
         --------------------

         The Company has a redemption plan such that prior to listing on a national securities exchange or over-the-counter market, if any, any stockholder (other than the Advisor) may present all or any portion equal to at least 25 percent of such stockholder's shares to the Company for redemption at any time, in accordance with the procedures outlined in the Company's prospectus. At such time, the Company may, at its sole option, redeem such shares presented for redemption for cash to the extent it has sufficient funds available. During the quarters ended March 31, 2001 and 2000, 69,386 and 14,605 shares, respectively, were redeemed at $638,351 and $134,363, respectively, and retired from shares outstanding of common stock. Shares were redeemed for $9.20 per share at the discretion of the Company.

5.       Indebtedness:
         -------------

         At March 31, 2001 and December 31, 2000, indebtedness consisted of the following:

                                                         March 31, 2001      December 31, 2000
                                                        -----------------    ------------------

             Mortgages payable and accrued interest         $169,946,655         $ 170,055,326
             Construction loan facility                       13,475,824             9,897,341
             Tax incremental financing note                    9,684,609             9,684,609
                                                        -----------------    ------------------

                                                            $193,107,088         $ 189,637,276
                                                        =================    ==================

         As of March 31, 2001 and December 31, 2000, the Company had no amounts outstanding under its line of credit.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     Quarters Ended March 31, 2001 and 2000


6.       Distributions:
         -------------

         For the quarter ended March 31, 2001, approximately 56 percent of the distributions paid to stockholders were considered ordinary income and approximately 44 percent were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to the stockholders for the quarter ended March 31, 2001 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' return on their invested capital. The characterization for tax purposes of distributions declared for the quarter ended March 31, 2001 may not be indicative of the results that may be expected for the year ended December 31, 2001.

7.       Related Party Transactions:
         --------------------------

         Certain directors and officers of the Company hold similar positions with the Advisor and its affiliates, including the managing dealer, CNL Securities Corp. These affiliates are entitled to receive fees and compensation in connection with the offerings of common stock, and the acquisition, management and sale of the assets of the Company.

         Amounts incurred relating to these transactions with affiliates were as follows for the quarters ended March 31:

                                                        2001          2000
                                                   -------------- -------------

         CNL Securities Corp.
            Selling commissions                      $ 5,055,374   $ 3,718,126
            Marketing and due diligence expense          299,646       247,875
                                                   -------------- -------------

                                                     $ 5,355,020   $ 3,966,001
                                                   -------------- -------------


          Advisor and its affiliates
               Acquisition fees                      $ 3,237,182   $ 3,284,373
               Development fees                          395,823            --
               Asset management fees                     740,923       126,422
                                                   -------------- -------------

                                                     $ 4,373,928   $ 3,410,795
                                                   -------------- -------------

                                                     $ 9,728,948   $ 7,376,796
                                                   ============== =============

         Of these amounts, $1,004,374 is included in due to related parties in the accompanying condensed consolidated balance sheet as of March 31, 2001.

         The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offerings), on a day-to-day basis. The expenses incurred for these services were classified as follows for the quarters ended March 31:

                                                                             2001               2000
                                                                         --------------     -------------

           Stock issuance costs                                             $1,439,509       $ 1,167,684
           General operating and administrative expenses                       312,833           104,024
           Land, buildings and equipment on operating leases and
               other assets                                                     11,889               735
                                                                         --------------     -------------
                                                                            $1,764,231       $ 1,272,443
                                                                         ==============     =============

         The Company maintains bank accounts in a bank in which certain officers and directors of the Company serve as directors, and in which an affiliate of the Advisor is a stockholder. The amount deposited with this affiliate was $5,770,867 and $17,568,909 at March 31, 2001 and December 31, 2000, respectively.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     Quarters Ended March 31, 2001 and 2000


8.       Concentration of Credit Risk:
         ----------------------------

         Crestline Capital Corporation, City Center Annex Tenant Corporation and WI Leasing, LLC each contributed more than 10 percent of the Company's total rental income for the quarter ended March 31, 2001. In addition, a significant portion of the Company's rental income was earned from properties operating as Marriott(R) brand chains.

         Although the Company intends to acquire properties in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of these lessees or the Marriott(R) brand chains could significantly impact the results of operations of the Company. However, management believes that the risk of such as default is reduced due to the initial and continuing due diligence procedures performed by the Company.

9.       Earnings Per Share:
         ------------------

         Basic earnings per share ("EPS") excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if other contracts to issue common stock were exercised and shared in the earnings of the Company. For the quarters ended March 31, 2001 and 2000, approximately
         3.8 and 7.4 million shares, respectively, related to the conversion of Hotel Investors' Preferred Stock to the Company's common stock, were considered dilutive after the application of the "if converted method" and were included in the denominator of the diluted EPS calculation.

         The following represents the calculation of earnings per share and the weighted average number of shares of potentially dilutive common stock for the quarters ended March 31:

                                                                         2001                2000
                                                                     --------------      --------------
         Basic Earnings Per Share:
            Net earnings                                               $ 5,529,222          $3,945,084
                                                                     ==============      ==============

            Weighted average number of shares outstanding               52,219,376          31,200,726
                                                                     ==============      ==============

            Basic earnings per share                                      $   0.11            $   0.13
                                                                     ==============      ==============

         Diluted Earnings Per Share:
            Net earnings                                               $ 5,529,222          $3,945,084

            Additional income attributable to investment in
               unconsolidated subsidiary assuming all
               Preferred Shares were converted                             515,503             857,241
                                                                     --------------      --------------

                  Adjusted net earnings assuming dilution              $ 6,044,725          $4,802,325
                                                                     ==============      ==============

             Weighted average number of shares outstanding              52,219,376          31,200,726

              Assumed conversion of Preferred Stock                      3,794,547           7,422,148
                                                                     --------------      --------------

                  Adjusted weighted average number of
                      shares outstanding                                56,013,923          38,622,874
                                                                     ==============      ==============

              Diluted earnings per share                                  $   0.11            $   0.12
                                                                     ==============      ==============

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     Quarters Ended March 31, 2001 and 2000


10.      Commitments and Contingencies:
         -----------------------------

         At March 31, 2001, the Company had a commitment to acquire land for hotel development for an anticipated purchase price of approximately $2.7 million. This Property was subsequently purchased on April 6, 2001. The anticipated construction costs related to this project are approximately $14.3 million. In addition, as of March 31, 2001, the Company had a commitment to fund the remaining estimated construction costs of approximately $39 million, in connection with two other Properties under construction.

11.      Subsequent Events:
         -----------------

         During the  period  April 1, 2001  through  May 4,  2001,  the  Company
         received   subscription  proceeds  of  $28,527,983  for  an  additional
         2,852,798 shares of common stock.

         On April 1, 2001 and May 1, 2001, the Company declared distributions to stockholders of record on April 1, 2001 and May 1, 2001, totaling $3,597,701 and $3,744,013, respectively, or $0.06354 per Share, payable in June 2001.

         On April 27, 2001, the Company executed a commitment letter to finance the development of a hotel Property with development costs estimated at $17 million. Construction is expected to begin in July 2001 with anticipated opening in May 2002.

                                   ADDENDUM TO
                                   APPENDIX D

                             SUBSCRIPTION AGREEMENT

                 ----------------------------------------------
                  THE SUBSCRIPTION AGREEMENT IN THIS ADDENDUM
                  UPDATES AND REPLACES APPENDIX D TO THE
                  ATTACHED PROSPECTUS, DATED APRIL 4, 2001.
                 ----------------------------------------------

                        CNL HOSPITALITY PROPERTIES, INC.
       -------------------------------------------------------------------





                   Up to 45,000,000 Shares -- $10.00 per Share
                     Minimum Purchase -- 250 Shares ($2,500)
            100 Shares ($1,000) for IRAs, Keoghs, and Qualified Plans
            Minimum purchase is higher in Nebraska and North Carolina





===============================================================================
PLEASE READ CAREFULLY this Subscription Agreement and the Notices (on the back of the Agreement) before completing this document. TO SUBSCRIBE FOR SHARES, complete and sign, where appropriate, and deliver the Subscription Agreement, along with your check, to your Registered Representative. YOUR CHECK SHOULD BE MADE PAYABLE TO:

                                 SOUTHTRUST BANK

ALL ITEMS ON THE SUBSCRIPTION AGREEMENT MUST BE COMPLETED IN ORDER FOR YOUR SUBSCRIPTION TO BE PROCESSED.
===============================================================================

     Overnight Packages:                        Regular Mail Packages:
  Attn:  Investor Relations                    Attn:  Investor Relations
 CNL Center at City Commons                      Post Office Box 1033
   450 South Orange Avenue                   Orlando, Florida  32802-1033
   Orlando, Florida  32801



                            For Telephone Inquiries:
                              CNL SECURITIES CORP.
                        (407) 650-1000 OR (866) 650-0650

CNL HOSPITALITY PROPERTIES, INC.

1._______________INVESTMENT____________________________________________________

This subscription is in the amount of $____________ for the purchase of _______ Shares ($10.00 per Share). The minimum initial subscription is 250 Shares ($2,500); 100 Shares ($1,000) for IRA, Keogh and qualified plan accounts (except in states with higher minimum purchase requirements).

|_| ADDITIONAL PURCHASE |_| REINVESTMENT PLAN - Investor elects to participate in Plan (See prospectus for details.)


2._______________SUBSCRIBER INFORMATION________________________________________

Name (1st)_________________ |_| M |_| F  Date of Birth (MM/DD/YY) _____________

Name (2nd)_________________ |_| M |_| F  Date of Birth (MM/DD/YY) _____________

Address _______________________________________________________________________

City __________________________________ State ______________ Zip Code _________

Custodian Account No. _____________________ Daytime Phone # (_____)____________

|_| U.S. Citizen |_| Resident Alien |_| Foreign Resident  Country______________

|_| Check if Subscriber is a U.S. citizen residing outside the U.S.

Income Tax Filing State________________________

ALL SUBSCRIBERS:State of Residence of Subscriber/Plan Beneficiary (required)___

Taxpayer Identification Number: For most individual taxpayers, it is their Social Security number. Note: If the purchase is in more than one name, the number should be that of the first person listed. For IRAs, Keoghs and qualified plans, enter both the Social Security number and the custodian taxpayer identification number. Please also complete, sign and include Form W-9 when submitting this subscription.

    Taxpayer ID # _____ - _____________ Social Security #_____-_____-_____

3.____________ INVESTOR MAILING ADDRESS _______________________________________

For the Subscriber of an IRA, Keogh, or qualified plan to receive informational mailings, please complete if different from address in Section 2.

Name __________________________________________________________________________

Address _______________________________________________________________________

City ____________________________ State ________________ Zip Code _____________

Daytime Phone # (______)_______________ E-Mail Address ________________________

4._______________DIRECT DEPOSIT _______________________________________________

For investors requesting direct deposit of distributions to another financial institution or mutual fund, please complete the attached Direct Deposit Authorization Form. In no event will the Company or Affiliates be responsible for any adverse consequences of direct deposit.

5._______________FORM OF OWNERSHIP_____________________________________________

(Select only one)                                          |_| JOINT TENANTS WITH RIGHT OF SURVIVORSHIP - all parties must sign (8)
|_| INDIVIDUAL - one signature required (1)                |_| A MARRIED PERSON/SEPARATE PROPERTY - one signature required (34)
|_| HUSBAND AND WIFE, AS COMMUNITY PROPERTY                |_| KEOGH (H.R.10) - trustee signature required (24)
    two signatures required (15)                           |_| CUSTODIAN - custodian signature required (33)
|_| TENANTS IN COMMON - two signatures required (9)        |_| PARTNERSHIP (3)
|_| TENANTS BY THE ENTIRETY - two signatures required (31) |_| NON-PROFIT ORGANIZATION (12)
|_| S-CORPORATION (22)                                     |_| PENSION PLAN - trustee signature(s) required (19)
|_| C-CORPORATION (5)                                      |_| PROFIT SHARING PLAN - trustee signature(s) required (27)
|_| IRA - custodian signature required (23)                |_| CUSTODIAN UGMA-STATE of ________ - custodian signature required (16)
|_| ROTH IRA - custodian signature required (36)           |_| CUSTODIAN UTMA-STATE of ________ - custodian signature required (42)
|_| SEP - custodian signature required (38)                |_| ESTATE - Personal Representative signature required (13)
|_| TAXABLE TRUST (7)                                      |_| REVOCABLE GRANTOR TRUST - grantor signature required (25)
|_| TAX-EXEMPT TRUST (20)                                  |_| IRREVOCABLE TRUST - trustee signature required (21)

                                               CNL Hospitality Properties, Inc.
6._______________SUBSCRIBER SIGNATURES_________________________________________
If the Subscriber is executing the Subscriber Signature Page, the Subscriber understands that, BY EXECUTING THIS AGREEMENT A SUBSCRIBER DOES NOT WAIVE ANY RIGHTS HE MAY HAVE UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR UNDER ANY STATE SECURITIES LAW:

X ___________________________  _______  X ___________________________  ________
  Signature of 1st Subscriber  Date       Signature of 2nd Subscriber  Date


7._______________BROKER/DEALER INFORMATION ____________________________________

Broker/Dealer NASD Firm Name __________________________________________________

Registered Representative _____________________________________________________

Branch Mail Address ___________________________________________________________

City ____________ State _____ Zip Code ________ |_| Please check if new address

Phone # (____)_______________ Fax # (____) ________________ |_| Sold CNL before

Shipping Address ____________________ City________ State ____ Zip Code ________

E-mail Address __________________________________________

|_| Telephonic Subscriptions (check here): If the Registered Representative and Branch Manager are executing the signature page on behalf of the Subscriber, both must sign below. Registered Representatives and Branch Managers may not sign on behalf of residents of Florida, Iowa, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Mexico, North Carolina, Ohio, Oregon, South Dakota, Tennessee, or Washington. [NOTE: Not to be executed until Subscriber(s) has (have) acknowledged receipt of final prospectus.] Telephonic subscriptions may not be completed for IRA accounts.

|_| Deferred Commission Option (check here): The Deferred Commission Option means an agreement between a stockholder, the participating Broker/Dealer and the Managing Dealer to have Selling Commissions paid over a seven year period as described in "The Offering -- Plan of Distribution." This option will only be available with prior authorization by the Broker/Dealer.

|_| Registered Investment Advisor (RIA) (check here): This investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable. If an owner or principal or any member of the RIA firm is an NASD licensed Registered Representative affiliated with a Broker/Dealer, the transaction should be conducted through that Broker/Dealer, not through the RIA.

PLEASE READ CAREFULLY THE REVERSE SIDE OF THIS SIGNATURE PAGE AND SUBSCRIPTION AGREEMENT BEFORE COMPLETING

X  _______________________________________________________  _______  ____________________________________
   Principal, Branch Manager or Other Authorized Signature  Date     Print or Type Name of Person Signing

X  _______________________________________________________  _______  ____________________________________
   Registered Representative/Investment Advisor Signature   Date     Print or Type Name of Person Signing

 Make check payable to:  SOUTHTRUST BANK

Please remit check and         For overnight delivery, please send to:
subscription document to:                                                         For Office Use Only ***

CNL SECURITIES CORP.          CNL SECURITIES CORP.                       Sub. # ______________________________
Attn:  Investor Relations     Attn:  Investor Relations
Post Office Box 1033          CNL Center at City Commons                 Admit Date __________________________
Orlando, FL  32802-1033       450 South Orange Avenue
(866) 650-0650                Orlando, FL  32801                         Amount ______________________________
                              (407) 650-1000
                              (866) 650-0650                             Region ______________________________

                                                                         RSVP# _______________________________
                                                                                                       Rev. 3/01

NOTICE TO ALL INVESTORS:

(a) The purchase of Shares by an IRA, Keogh, or other tax-qualified plan does not, by itself, create the plan.

(b) The Company, in its sole and absolute discretion, may accept or reject the Subscriber's subscription which if rejected will be promptly returned to the Subscriber, without interest. Non-U.S. stockholders (as defined in the Prospectus) will be admitted as stockholders with the approval of the Advisor.

(c) THE SALE OF SHARES SUBSCRIBED FOR HEREUNDER MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES A FINAL PROSPECTUS. EXCEPT AS PROVIDED IN THIS NOTICE, THE NOTICE BELOW, AND IN THE PROSPECTUS, THE SUBSCRIBER WILL NOT BE ENTITLED TO REVOKE OR WITHDRAW HIS SUBSCRIPTION.



The subscriber is asked to refer to the prospectus concerning the Deferred Commission Option outlined in "The Offering - Plan of Distribution." This option will only be available with prior authorization by the Broker/Dealer.



NOTICE TO CALIFORNIA RESIDENTS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFORE, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES. California investors who do not execute the Subscription Agreement will receive a confirmation of investment accompanied by a second copy of the final Prospectus, and will have the opportunity to rescind the investment within ten
(10) days from the date of confirmation.



NOTICE TO NORTH CAROLINA RESIDENTS: By signing this Subscription Agreement, North Carolina investors acknowledge receipt of the Prospectus and represent that they meet the suitability standards for North Carolina investors listed in the Prospectus.



NOTICE  TO  OHIO  RESIDENTS:   Shares   purchased   pursuant  to  the  Company's
Reinvestment Plan are subject to commissions. (See Prospectus for details.)



BROKER/DEALER AND FINANCIAL ADVISOR:

By signing this subscription agreement, the signers certify that they recognize and have complied with their obligations under the NASD's Conduct Rules, and hereby further certify as follows: (i) a copy of the Prospectus, including the Subscription Agreement attached thereto as Appendix D, as amended and/or supplemented to date, has been delivered to the Subscriber; (ii) they have discussed such investor's prospective purchase of Shares with such investor and have advised such investor of all pertinent facts with regard to the liquidity, valuation, and marketability of the Shares; and (iii) they have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, that such investor is legally capable of purchasing such Shares and will not be in violation of any laws for having engaged in such purchase, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and will maintain documentation on which the determination was based for a period of not less than six years; (iv) under penalties of perjury,
(a) the information provided in this Subscription Agreement to the best of our knowledge and belief is true, correct, and complete, including, but not limited to, the number shown above as the Subscriber's taxpayer identification number;
(b) to the best of our knowledge and belief, the Subscriber is not subject to backup withholding either because the Subscriber has not been notified that the Subscriber is subject to backup withholding as a result of failure to report all interest or dividends or the Internal Revenue Service has notified the subscriber that the Subscriber is no longer subject to backup withholding under
Section 3406(a)(1)(C) of the Internal Revenue Code of 1986, as amended; and (c) to the best of our knowledge and belief, the Subscriber is not a nonresident alien, foreign corporation, foreign trust, or foreign estate for U.S. tax purposes, and we hereby agree to notify the Company if it comes to the attention of either of us that the Subscriber becomes such a person within sixty (60) days of any event giving rise to the Subscriber becoming such a person.

                        ELECTRONIC DELIVERY OF DOCUMENTS





         The subscriber consents to delivery of all documents relating to his or her investment in the Shares to the electronic mail address listed below or through posting of such documents on the Internet web site http://
www.cnlgroup.com and consents to receive notice of such postings at the electronic mail address listed below. All documents will be delivered or posted in PDF format and free access to Adobe Acrobat software will be provided for review of documents in PDF format. However, in order to review documents in PDF format, a system running Windows 95/98/2000/NT4.0 or Macintosh OS version 7.5.3 or later is required and downloading time may be considerable. The subscriber understands that he or she may revoke this consent at any time by contacting CNL Investor Relations at the address provided in the Subscription Agreement and will subsequently receive all such documents in paper format. The subscriber understands that this revocation may only relate to delivery of all documents relating to his or her investment in the Shares and not to any portion of such documents. In addition, the subscriber understands that he or she may request paper copies of any documents delivered electronically by contacting CNL Investor Relations at the address provided on the Subscription Agreement.

         CONSENT TO ELECTRONIC DELIVERY MAY CAUSE YOU TO INCUR ADDITIONAL COSTS, SUCH AS ON-LINE TIME AND COSTS RELATING TO PRINTING PAPER COPIES OF DOCUMENTS.

         YOU SHOULD NOT CONSENT TO ELECTRONIC DELIVERY UNLESS YOU HAVE ACCESS TO THE MEDIA AND THE ABILITY TO RECEIVE DOCUMENTS IN THE FORMATS DESCRIBED ABOVE.

         THIS CONSENT IS EFFECTIVE UNTIL REVOKED AND RELATES TO ALL DOCUMENTS RELATING TO YOUR INVESTMENT IN THE SHARES.



_______________________________  ______   _____________________________  ______
Signature of 1st Subscriber      Date     Signature of 2nd Subscriber    Date





         E-Mail Address:  _______________________________

                   DIRECT DEPOSIT FORM FOR CNL DISTRIBUTIONS


ACS Securities Services, Inc. (hereafter referred to as "ACS") is authorized to deposit my (our) distribution directly into the account specified on this form. The authority will remain in force until I (we) have given written notice that I
(we) have terminated it, or until "ACS" has notified me (us) that this deposit service has been terminated. In the event that "ACS" deposits funds erroneously into my (our) account, they are authorized to debit my (our) account for an amount not to exceed the amount of the erroneous deposit.

Registration Name:                      Taxpayer ID #/Social Security #:

________________________________          ________________________

________________________________        Telephone Number:

Sign exactly as your investment         (________)________________
is registered:

Signature(s): _________________

              _________________         Date: ____________________


You may wish to contact your financial institution to ensure they are a direct deposit participant and to verify the accuracy of the information requested.


NAME OF FINANCIAL INSTITUTION: ________________________________________________

MAILING ADDRESS: ______________________________________________________________

TRANSIT ROUTING #: ____________________________________________________________

TYPE OF ACCOUNT:   CHECKING ______________      SAVINGS  ______________________

BANK ACCOUNT #: _______________________________________________________________

DOES YOUR FINANCIAL INSTITUTION ACCEPT DIRECT DEPOSIT THROUGH ACH?
                        _________ YES   _________ NO


                    Please attach a voided check to this form

                                   ADDENDUM TO
                                   APPENDIX E

                             STATEMENT OF ESTIMATED
                            TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION

          ---------------------------------------------------------
          | THE STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS | | BEFORE DIVIDENDS PAID DEDUCTION IN THIS ADDENDUM | | SHOULD BE READ IN CONJUNCTION WITH APPENDIX E TO THE |
          |  ATTACHED PROSPECTUS, DATED APRIL 4, 2001.            |
          ---------------------------------------------------------

                CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES
                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION
                   PROPERTIES ACQUIRED FROM FEBRUARY 23, 2001
                              THROUGH MAY 23, 2001
                For the Year Ended December 31, 2000 (Unaudited)

         The following schedule presents unaudited estimated taxable operating results before dividends paid deduction of each Property acquired, directly or indirectly, by the Company from February 23, 2001 through May 23, 2001 and the Property for which the Company had an initial commitment as of May 23, 2001. The statement presents unaudited estimated taxable operating results for each Property that was operational as if the Property (i) had been acquired the earlier of (a) the actual date acquired by the Company or (b) January 1, 2000, and (ii) had been operational during the period January 1, 2000 through December 31, 2000. The schedule should be read in light of the accompanying footnotes.

         These estimates do not purport to present actual or expected operations of the Company for any period in the future. The estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.

                             SpringHill Suites by Marriott  SpringHill Suites by Marriott  Courtyard by Marriott   Marriott Resort
                                  Charlotte, NC (6)             Centreville, VA (6)            Edison, NJ (7)      Waikiki, HI (8)
                             ---------------------------- ------------------------------- ----------------------  -----------------
Estimated Taxable Operating
 Results Before Dividends
 Paid Deduction:

Rental Income  (1)                     $1,177,300                     $1,141,400                    (7)                  (8)

FF&E Reserve Income (2)                    32,530                         32,390                    (7)                  (8)

Asset Management Fees  (3)                (70,638)                       (68,484)                   (7)                  (8)

General and Administrative
    Expenses  (4)                         (94,184)                       (91,312)                   (7)                  (8)
                                  ---------------             ------------------              ---------------      ---------------

Estimated Cash Available
 from Operations                        1,045,008                      1,013,994                    (7)                  (8)

Depreciation and Amortization
 Expense  (5)                            (403,646)                      (391,337)                   (7)                  (8)
                                  ---------------             ------------------              ---------------      ---------------

Estimated Taxable Operating
 Results Before Dividends
 Paid Deduction                        $  641,362                     $  622,657                    (7)                  (8)
                                  ===============             ==================              ===============      ===============


                                  See Footnotes

                                                      Total
                                              --------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (1)                                $2,318,700

FF&E Reserve Income (2)                               64,920

Asset Management Fees  (3)                          (139,122)

General and Administrative
    Expenses  (4)                                   (185,496)
                                              --------------------

Estimated Cash Available from
    Operations                                     2,059,002

Depreciation and Amortization
    Expense  (5)                                    (794,983)
                                              --------------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                $1,264,019
                                              ====================

                                 See Footnotes

FOOTNOTES:

(1) Rental income does not include percentage rents, which will become due if specified levels of gross receipts are achieved.

(2) FF&E Reserve funds are maintained in restricted cash accounts, funded by the tenants, that the tenants are expected to use for purposes specified in the leases, which include replacements, renewals, and additions to the furniture, fixtures, and equipment of the Properties and routine capital expenditures related to the Properties. Cash in the reserve accounts, any interest earned thereon, and any property purchased therewith remain, during and after the terms of the leases, the property of the Company. In connection therewith, FF&E Reserve income will be earned at 1% of gross revenues for the lease years one through four and has been estimated based on projected gross revenues.

(3) The Properties are managed pursuant to an advisory agreement between the Company and CNL Hospitality Corp. (the "Advisor"), pursuant to which the Advisor receives monthly asset management fees in an amount generally equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. See "Management Compensation."

(4) Estimated at 8% of gross rental income, based on the previous experience of Affiliates of the Advisor with another public REIT.

(5) The estimated federal tax basis of the depreciable portion of the Properties and the number of years the assets have been depreciated on the straight-line method is as follows (the balances are presented at the Company's 71% interest in CHI and the 89% interest in CNL Philadelphia Annex, LLC):

                                                                 Furniture and
                                              Buildings            Fixtures
                                             (39 years)          (5-15 years)
                                           ---------------      ---------------

              Charlotte Property              $9,289,000          $1,585,000
              Centreville Property             9,413,000           1,220,000

(6)      The  lessee  of the  Alpharetta,  Tewksbury,  Cottonwood,  Mt.  Laurel,
         Scarborough,   Overland  Park,   Raleigh,   Charlotte  and  Centreville
         Properties are the same unaffiliated lessee.

(7) The Property is under construction for the period presented. The development agreements for the Properties which are to be constructed, provide that construction must be completed no later than January 24, 2002 for the Residence Inn Orlando Property, January 12, 2002 for the Courtyard Weston Property and June 15, 2002 for the Courtyard Edison Property.

(8) In May 2001, the Company, through subsidiaries, entered into a commitment to acquire a 49% interest in Waikiki Beach Resort Partners, LLC, a joint venture with an affiliate of Marriott International, Inc. and a partnership in which an Affiliate of the Advisor is the general partner. The joint venture is expected to invest in a single purpose limited liability company that owns the Waikiki Beach Marriott Resort in Waikiki, Hawaii, which is expected to begin renovation in June 2001. The development agreement for the Property which is to be renovated, provides that renovations be completed no later than May 20, 2002. The investment will be accounted for using the equity method of accounting.